UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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ILLINOIS TOOL WORKS INC.
(Name of Registrant as Specified In Its Charter)

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SEC 1913 (11-01)

NOTICE OF 2017 ANNUAL MEETING AND PROXY STATEMENT

ILLINOIS TOOL WORKS INC.

Illinois Tool Works Inc.

Notice of Annual Meeting of Stockholders

TIME AND DATE Friday, May 5, 2017 10:00 A.M. Central Time	LOCATION Illinois Tool Works Inc. 155 Harlem Avenue* Glenview, Illinois 60025

ITEMS	OF BUSINESS

1.	To elect the eleven directors named in this proxy statement for the upcoming year;

2.	To ratify the appointment of Deloitte & Touche LLP as ITW’s independent registered public accounting firm for 2017;

3.	To hold an advisory vote on executive compensation;

4.	To hold an advisory vote on the frequency of the advisory vote on executive compensation;

5.	To consider a non-binding stockholder proposal if presented at the Annual Meeting; and

6.	To conduct any other business as may be properly brought before the meeting.

RECORD DATE

Only stockholders of record at the close of business on March 7, 2017 are entitled to vote.

ANNUAL REPORT

Our annual report to stockholders for fiscal year 2016 is enclosed with this proxy statement.

By Order of the Board of Directors,
Norman D. Finch Jr.
Secretary

March 24, 2017

If you plan to attend the meeting, you must be a holder of Illinois Tool Works Inc. shares as of the record date of March 7, 2017, and obtain a registration confirmation (“Ticket”) in advance. Tickets can be printed by accessing Shareholder Meeting Registration at www.proxyvote.com and following the instructions provided. You will need the 16-digit number that is printed in the box marked by the arrow à included on your proxy card or Notice of Internet Availability of Proxy Materials. Tickets will be available to registered and beneficial owners and to one guest accompanying each registered and beneficial owner. You must bring your ticket to the meeting to gain access. Requests for admission tickets will be processed in the order in which they are received. Please note that seating is limited and requests for tickets will be accepted on a first-come, first-served basis.

*Enter the campus from Waukegan Road at Overlook Drive. Signage will direct you to the meeting location.

Your Vote is Important

Whether or not you plan to attend the meeting, please vote as soon as possible. Under New York Stock Exchange rules, your broker will NOT be able to vote your shares on Proposals 1, 3, 4 or 5 unless they receive specific instructions from you. If you hold your shares through a bank or brokerage account, we strongly encourage you to return the voting instruction card to your bank, broker or other holder of record so that your vote is counted.

We encourage you to vote by internet or telephone. It is convenient for you and saves us significant postage and processing costs. Please see the section entitled “How do I vote” on page 59 for instructions on how to vote your shares.

Avoid escheatment. We have been advised that some states are strictly enforcing unclaimed property laws and requiring shares held in “inactive” accounts to be escheated to the state in which the stockholder was last known to reside. One way you can show that your account is active is to vote your shares.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MAY 5, 2017: The Illinois Tool Works Inc. 2016 Annual Report to Stockholders, including the Annual Report on Form 10-K, and its 2017 Proxy Statement are available on the Company’s website at www.itw.com under the “Investor Relations” link. Paper copies are available without charge upon written request to the Company’s address above, Attention: Secretary.

Corporate Governance Highlights

Board Composition

Other Governance Information

Board and Other Governance Information

Annual Election of All Directors	Yes	Annual Independent Director Evaluation of Chairman and CEO	Yes
Majority Voting for Directors with Director Resignation Policy	Yes	Mandatory Retirement Age	Yes
Number of Independent Directors Standing for Election	10	Risk Oversight by Full Board and Committees	Yes
Total Number of Director Nominees	11	Shareholder Engagement Program	Yes
Average Age of Directors Standing for Election	59.4	Stock Ownership Requirements for Executives and Directors	Yes
Separate Chairman and CEO	No	Anti-Hedging, Anti-Short-Sale and Anti-Pledging Policies	Yes
Lead Independent Director	Yes	Compensation Recovery/Clawback Policy	Yes
Regular Executive Sessions of Independent Directors	Yes	Principles of Conduct for Members of the Board of Directors	Yes
Annual Board and Committee Self-Evaluations	Yes	Poison Pill	No

Shareholder Rights and Accountability

Annual Advisory Approval of Executive Compensation	Yes
Stockholder Ability to Call Special Meetings	Yes
Proxy Access	Yes
Simple Majority Vote to Amend Charter and By-Laws	Yes
Exclusive Venue Requirement	No

Director Nominees

					ITW Committees*
Director Nominee	Age	Director Since	Number of Other Public Boards	Attendance	A	C	F	G	E
Daniel J. Brutto Independent	60	2012	One	100%	M		M
Susan Crown Independent	58	1994	One	100%		M		M	CH
James W. Griffith Independent	63	2012	One	100%		M		M	M
Jay L. Henderson Independent	61	2016	Two	100%	M		M
Richard H. Lenny Independent	65	2014	Three	100%	M	CH		M
E. Scott Santi Chairman of the Board and CEO Illinois Tool Works Inc.	55	2012	One	100%					M
James A. Skinner Independent Lead Director*	72	2005	One	100%		M		CH	M
David B. Smith, Jr. Independent	50	2009	One	100%	M		CH
Pamela B. Strobel Independent	64	2008	One	100%	CH			M	M
Kevin M. Warren Independent	54	2010	N/A	100%		M		M
Anré D. Williams Independent	51	2010	N/A	100%		M	M
A: Audit F: Finance E: Executive CH: Chair M: Member C: Compensation G: Corporate Governance & Nominating
*Effective	May 5, 2017

Proposal 1 - Election of Directors

Stockholders are being asked to elect the eleven directors named in this proxy statement at our Annual Meeting. The individuals listed below have been nominated by the Board of Directors as recommended by the Corporate Governance and Nominating Committee. See “Corporate Governance Policies and Practices” for more information regarding our candidate selection process. Each director will serve until the May 2018 Annual Meeting, until a qualified successor director has been elected, or until he or she resigns or is removed.

We will vote your shares as you specify on the proxy card, by telephone, by Internet or by mail. If you do not specify how you want your shares voted, we will vote them “FOR” the election of all the nominees listed below. If unforeseen circumstances (such as death or disability) make it necessary for the Board of Directors to substitute another person for any of the nominees, we will vote your shares “FOR” that other person. The Board of Directors does not anticipate that any nominee will be unable to serve.

Each nominee for director brings a strong and unique background and set of skills to the Board, giving the Board as a whole competence and experience in a variety of areas. Set forth below is biographical information provided by the nominees, as well as a description of the experiences, qualifications, skills and attributes that led the Corporate Governance and Nominating Committee and the Board to conclude that each nominee should serve as a director of the Company.

Daniel J. Brutto, 60, has served as Executive Chairman of Radial, Inc., a global fulfillment, customer care and omnichannel technology company, since September 2016. Prior thereto he was Vice Chairman of eBay Enterprise/Innotrac, the predecessor business to Radial, from November 2015 to August 2016. He retired as President of UPS International and Senior Vice President of United Parcel Service, Inc., a global package delivery, supply chain management and freight forwarding company, having served in these capacities from January 2008 to June 2013. Previously, he served as President, Global Freight Forwarding, for UPS from 2006 to 2007, and corporate controller from 2004 to 2006. Mr. Brutto had over 38 years of experience at UPS, serving in various areas with increasing levels of responsibility, including operations, finance, information systems, mergers & acquisitions, marketing, business development and international. He has served as a director of ITW since 2012 and currently serves as a director of Sysco Corporation. He has not served as a director of any other publicly traded company in the last five years. In the past, Mr. Brutto served on the board of the US-China Business Council, the Guangdong Economic Council, and the Turkey Economic Advisory Council. He was also a delegate to the World Economic Forum, Davos, Switzerland, from 2009 to 2013.

Mr. Brutto’s significant strategic, operational, and financial leadership experience with a major global company, including the establishment of operations in 35 countries, along with his significant international business experience, bring valuable perspectives to our Board.

Susan Crown, 58, has served as Chairman and CEO of Owl Creek Partners, LLC, a private equity firm, since 2008. She is also the founder of Susan Crown Exchange Inc., a social investment organization. She served two terms as a Fellow of the Yale Corporation, and is currently a Vice Chair of Rush University Medical Center and a director of CARE USA. From 1984 to 2015, Ms. Crown served as Vice President of Henry Crown and Company, a business with diversified investments. She has served as a director of ITW since 1994 and currently serves as a director of Northern Trust Corporation. She has not served as a director of any other publicly traded company in the last five years. Ms. Crown’s experience includes executive experience in diversified manufacturing, cellular phone, home furnishings and real estate businesses.

Ms. Crown’s long-standing board service at a global banking and financial institution and her extensive board service with many civic and not-for-profit organizations bring valuable perspectives to our Board.

James W. Griffith, 63, retired as President and Chief Executive Officer of The Timken Company, a manufacturer of bearings, alloy and specialty steels and components, having served in that capacity from 2002 to 2014. Previously, he served as President and Chief Operating Officer from 1999 to 2002. Mr. Griffith joined Timken in 1984, and held positions in various functional areas of Timken with increasing levels of responsibility, including purchasing and logistics, manufacturing and international operations. From 1996 to 1999, he led Timken’s automotive business in North America and Timken’s bearing business activities in Asia and Latin America. Prior to joining Timken, he held production and engineering positions at Martin Marietta, Bunker Hill Company and Homestake Mining Company. Mr. Griffith is currently a director of AB Volvo, a commercial transport solutions company, and has served as a director of ITW since 2012. He previously served as a director of The Timken Company and Goodrich Corporation, as well as a director of the US-China Business Council and a number of other industry and not-for-profit organizations.

Mr. Griffith’s extensive experience as Chief Executive Officer of a global industrial manufacturer, along with his international business and engineering experience, bring valuable perspectives to our Board.

Jay L. Henderson, 61, retired as Vice Chairman, Client Service of PricewaterhouseCoopers LLP (“PwC”), a global professional services firm, in June 2016, having served in that capacity since 2007. Previously, he served as PwC’s Greater Chicago Market Managing Partner from 2003 to 2013 and Managing Partner of the Cleveland Office from 1993 to 2002. During his career at PwC, Mr. Henderson gained significant experience working with the boards and audit committees of Fortune 500 companies and has managed major client relationships across multiple markets and industry sectors. Mr. Henderson has been a Certified Public Accountant since 1977. He was elected to the Board of ITW in August 2016 and currently serves as a director of The J.M. Smucker Company, where he serves on the Audit Committee, and Northern Trust Corporation. He has not served as a director of any other publicly traded company in the last five years. Mr. Henderson also has significant expertise as a participating board member of a number of professional, civic and not-for-profit organizations.

Mr. Henderson’s extensive experience in managing and overseeing businesses, working with the boards and audit committees of large public companies, as well as his leadership roles at a major professional services firm, bring valuable perspectives to our Board.

Richard H. Lenny, 65, has served as non-executive Chairman of Information Resources, Inc., a privately held producer of market and shopper information, since 2013. He served as an operating partner with Friedman Fleischer & Lowe LLC, a private equity firm, from 2011 to August 2014, at which time he became a senior advisor until July 2016. From 2001 through 2007 he served as Chairman, President and Chief Executive Officer of The Hershey Company, a manufacturer, distributor and marketer of candy, snacks and candy-related grocery products. From 1998 to 2000, he served as President, Nabisco Biscuit Company, and prior thereto he was President of Pillsbury, North America. He has served as a director of ITW since 2014 and currently serves as a director of Discover Financial Services, ConAgra Brands, Inc. and McDonald’s Corporation. He has not served as a director of any other publicly traded company in the last five years.

Mr. Lenny’s experience as Chief Executive Officer of a global Fortune 500 company and diverse board experience bring valuable perspectives to our Board.

E. Scott Santi, 55, has served as Chairman of ITW since May 2015 and as Chief Executive Officer since November 2012. He served as President and Chief Executive Officer of ITW from November 2012 to May 2015 and as President and Chief Operating Officer from October to November 2012. Prior thereto, Mr. Santi served as Vice Chairman from December 2008 to October 2012 and Executive Vice President from October 2004 to December 2008. He has served as a director of ITW since November 2012 and currently serves as a director of W.W. Grainger, Inc. He has not served as a director of any other publicly traded company in the last five years. Mr. Santi also has significant experience as a participating board member of a number of professional, civic and not-for-profit organizations.

Mr. Santi’s deep understanding of the Company’s business operations, operating philosophy and culture, as well as his expertise in the application of ITW’s business model, bring indispensable perspectives to our Board.

James A. Skinner, 72, retired as Vice Chairman and Chief Executive Officer of McDonald’s Corporation, a global restaurant chain, having served in those positions from 2004 to June 2012. Previously, Mr. Skinner served as Vice Chairman from 2003 to 2004; as President and Chief Operating Officer of McDonalds’ Restaurant Group from February 2002 to December 2002; as President and Chief Operating Officer of McDonald’s-Europe, Asia/Pacific, Middle East and Africa from 2001 to 2002; and as President of McDonald’s-Europe from 1997 to 2001. Mr. Skinner is currently the Executive Chairman of Walgreens Boots Alliance Co., and previously served as a director of Hewlett-Packard Company and McDonald’s Corporation. He has served as a director of ITW since 2005, effective as of the Annual Meeting date, will serve as our Lead Director.

Mr. Skinner’s extensive experience as Chief Executive Officer of a major global corporation and diverse board experience bring valuable perspectives to our Board.

David B. Smith, Jr., 50, has served as Executive Vice President for Policy & Legal Affairs and General Counsel of Mutual Fund Directors Forum, a not-for-profit membership organization for independent investment company directors and an advocate on important policy matters, since 2005. From 1996 to 2005, Mr. Smith held several positions with increasing levels of responsibility at the Securities and Exchange Commission, serving as Associate Director, Division of Investment Management, from 2001 to 2005. He has served as a director of ITW since 2009 and currently serves as a director of Northern Trust Corporation. He has not served as a director of any other publicly traded company in the last five years.

Mr. Smith’s extensive legal and regulatory experience, along with his executive experience with a mutual fund industry organization, bring valuable perspectives to our Board. Mr. Smith is a nephew of Mr. Harold B. Smith, an emeritus director of ITW.

Pamela B. Strobel, 64, retired as Executive Vice President and Chief Administrative Officer of Exelon Corporation and President of Exelon Business Services Company, an electric and gas utility company, in October 2005, a position she had held since 2003, previously serving as Chairman and Chief Executive Officer of Exelon Energy Delivery from 2000 to 2003. Prior thereto, she served as Executive Vice President of Unicom and its chief subsidiary, ComEd, having joined ComEd as General Counsel in 1993. Ms. Strobel has served as a director of ITW since 2008 and is currently a director of Domtar Corporation and State Farm Mutual Automobile Insurance Company. She has not served as a director of a publicly-traded company other than Domtar and ITW in the last five years.

Ms. Strobel’s executive and legal experience with a leading energy provider and other board experience bring valuable perspectives to our Board.

Kevin M. Warren, 54, has been the Chief Commercial Officer of Xerox Corporation, a global business services, technology and document management company, since January 2017. Previously, he served in a number of executive positions at Xerox Corporation, including as President, Commercial Business Group, from 2016 to 2017; President, Industrial, Retail and Hospitality Business Group from 2015 to 2016; President of Strategic Growth Initiatives from 2014 to 2015; and President, U.S. Client Operations from 2010 to 2014. Since 1984, Mr. Warren held a number of positions at Xerox with increasing levels of responsibility, including as Chairman, President and Chief Executive Officer of Xerox Canada from 2007 to 2010; Senior Vice President, Acquisition Transition Office in 2007; and Senior Vice President, U.S. Eastern Sales, for the U.S. Solutions Group from 2004 to 2007. He also serves as a director of a number of professional, civic and not-for-profit organizations. Mr. Warren has served as a director of ITW since 2010 and has not served as a director of any other publicly-traded company in the last five years.

Mr. Warren’s significant strategic and operational leadership experience with a major global company, along with his significant international experience, bring valuable perspectives to our Board.

Anré D. Williams, 51, has been President, Global Merchant Service & Loyalty Group, of American Express Company, a global financial services company, since October 2015. From 2011 to 2015, Mr. Williams was President, Global Merchant Services, and from 2007 to 2011, he was President, Global Commercial Card. From 1989 to 2007, Mr. Williams held several positions at American Express, serving as Executive Vice President, U.S. Commercial Card, from 2003 to 2007; Senior Vice President, U.S. Middle Market, from 2000 to 2003; Vice President and General Manager, Western Region, Corporate Services, from 1999 to 2000; and Vice President, Acquisition and Advertising, from 1996 to 1999. Mr. Williams has served as a director of ITW since 2010 and is a former director of Ryerson Inc. Mr. Williams has not served as a director of any other publicly-traded company in the last five years.

Mr. Williams’ significant strategic and operational leadership experience with a major global financial services company, along with his global business experience, bring valuable perspectives to our Board.

The Board of Directors recommends a vote “FOR” the election of all of the above nominees.

Board of Directors and Its Committees

The Company’s Board of Directors met five times during 2016. In addition to these Board meetings, directors attended meetings of Board committees. Non-employee directors, all of whom are independent, met five times in regularly scheduled executive sessions in conjunction with regular Board meetings. Robert S. Morrison has served as the Lead Director of the Board since May 2015, and James A. Skinner will serve as Lead Director upon Mr. Morrison’s retirement in May 2017.

Role of Chairman and CEO

Pursuant to the Company’s Corporate Governance Guidelines, the Board examines whether the role of chairman and chief executive officer should be combined each time the Board elects a new CEO, and may determine to separate or combine the offices of chairman and CEO at such other times as it deems appropriate. E. Scott Santi was elected President and CEO in November 2012, and the Board decided to separate the roles of CEO and Chairman at that time. Given Mr. Santi’s successful transition into the CEO role and his deep knowledge and understanding of the Company’s business model, operations and culture, the Board determined that he is best positioned to lead the Board in its ongoing oversight of the Company’s operations and strategy. In May 2015, the Board elected Mr. Santi Chairman of the Board and CEO, and elected Robert S. Morrison, who was then non-executive Chairman, as lead director. The Board believes that this structure, which calls for a strong, independent and highly experienced lead director with well-defined responsibilities, along with the Company’s experienced and engaged independent directors, provides effective oversight of the Company’s management. The Board simultaneously amended the Company’s Corporate Governance Guidelines to enhance the duties of the lead director. As amended, the Corporate Governance Guidelines state that the lead director will:

•	preside at all meetings of the Board at which the chairman is not present, including executive sessions of the independent directors;

•	act as a key liaison between the chairman and the independent directors;

•	have the authority to call meetings of the independent directors, when necessary;

•	approve meeting agendas, schedules and information sent to the Board;

•	communicate Board member feedback to the chairman after each Board meeting;

•	if requested by major stockholders, ensure that he or she is available for consultation and direct communication; and

•	perform such other duties as requested by the Board.

The Board of Directors has standing audit, compensation, corporate governance and nominating, finance, and executive committees. Under the terms of the respective charters, each member of the audit, compensation, and corporate governance and nominating committees must meet applicable New York Stock Exchange (“NYSE”) and Securities and Exchange Commission (“SEC”) independence requirements. The Company strongly encourages its directors to attend all Board and committee meetings and the Annual Meeting of Stockholders. In 2016, all of the directors attended 100% of the meetings of the Board and the committees on which they serve.

Audit Committee

The Audit Committee is responsible for the integrity of the Company’s financial statements, compliance with legal and regulatory requirements, the independence and performance of ITW’s independent registered public accounting firm, and the performance of the Company’s internal audit function. In addition, the Committee is responsible for the engagement of our independent registered public accounting firm and assists the Board with respect to matters involving and overseeing accounting, financial reporting and internal audit functions. Finally, the Audit Committee, as requested by the Board of Directors, reviews and evaluates certain of our policies and practices with respect to risk assessment and risk management and steps taken by management to monitor and control such exposures. Additional information on the Audit Committee and its activities is set forth under “Audit Committee Report” below.

Compensation Committee

The Compensation Committee establishes and oversees the Company’s executive compensation philosophy, programs and policies, including ensuring that executive compensation is aligned to Company and individual performance. The Compensation Committee recommends to the other independent directors compensation for the chief executive officer, reviews and approves the chief executive officer’s recommendations regarding the compensation of our other executive officers, and makes recommendations regarding new incentive compensation and equity-based plans or amendments to any existing plans. The Compensation Committee also is responsible for reviewing and evaluating risks arising from our compensation policies and practices and providing input to management on whether such policies and practices may have a material adverse effect on the Company.

Under its charter, the Compensation Committee may retain an independent compensation consultant or other advisors. The Compensation Committee engaged Frederic W. Cook & Co., Inc. (“Cook”), an independent consultant, as its independent advisor to review the Company’s overall executive compensation program, review the peer group of companies used by the Compensation Committee for comparison purposes and assess our compensation governance process. Based on representations from Cook and executive officers and directors of the Company, the Compensation Committee has determined that Cook and its individual compensation advisor to the committee are independent. See “Compensation Discussion and Analysis — How We Make Compensation Decisions — Role of the Compensation Consultant.”

Additional information on the Compensation Committee, its activities, its relationship with its compensation consultant and the role of management in setting compensation is provided under “Compensation Discussion and Analysis” below.

Corporate Governance and Nominating Committee

The Corporate Governance and Nominating Committee identifies, evaluates and recommends director candidates; develops, administers and recommends corporate governance guidelines; oversees the evaluations of the performance and procedures of the Board and individual directors; makes recommendations as to Board committees and Board size; and makes a recommendation to the Board regarding the Board’s determination of director independence for the Board, the Audit Committee and the Compensation Committee. This committee also oversees and makes recommendations to the independent directors regarding non-employee director compensation. See “Corporate Governance Policies and Practices — Director Candidate Selection Process” below for a description of the director selection process.

Finance Committee

The Finance Committee reviews, evaluates and recommends management’s proposals to the Board relating to the Company’s financings and dividend policy, and reviews and evaluates an annual summary of the funding and investment status of significant benefit plans sponsored by the Company globally. The Finance Committee also periodically reviews and evaluates the Company’s capital structure and capital allocation strategy as well as risks arising from the Company’s treasury function.

Executive Committee

The Executive Committee may act on behalf of the Board if a matter requires Board action between meetings of the full Board. The Executive Committee’s authority in certain matters is limited by law and our by-laws.

Committee Memberships

The following table shows the current committee memberships and the number of meetings held by each committee during 2016.

Director	Audit Committee	Compensation Committee	Corporate Governance and Nominating Committee	Finance Committee	Executive Committee
Daniel J. Brutto	X			X
Susan Crown		X	X		Chair
James W. Griffith		X		X
Jay L. Henderson	X		X
Richard H. Lenny	X	X
Robert S. Morrison		X	Chair	X	X
E. Scott Santi					X
James A. Skinner		Chair	X	X	X
David B. Smith, Jr.	X			Chair
Pamela B. Strobel	Chair		X		X
Kevin M. Warren	X		X
Anré D. Williams	X	X
Fiscal 2016 meetings	4	3	3	2	0

Board’s Role in Risk Oversight

The Board of Directors is responsible for the overall risk oversight of the Company. The Board has delegated to the Audit Committee the responsibility to review and evaluate the Company’s overall financial and compliance risk policies and practices, has delegated to the Finance Committee the responsibility for the review and evaluation of risks relating to financings, capital structure and other treasury functions, and has delegated to the Compensation Committee the responsibility for the review and evaluation of risks arising from the Company’s compensation policies and practices. The Compensation Committee also advises management on whether the Company’s compensation policies and practices may have a material adverse effect on the Company.

The Company has identified key business risks of the Company, including, but not limited to, legal/compliance/reputation, controllership/tax, key leader continuity/succession, supply chain integrity/continuity, and data security risks, and has established a formal process for continuous review of such risks. Certain risks are reviewed and discussed at least annually, while others are considered on a rotating basis. Company management routinely presents on these risks at meetings of the Company’s Board and Board committees, providing them with an opportunity to discuss the risks and the Company’s risk mitigation processes.

In instances where a particular committee reviews certain risks, that committee reports on those risks to the full Board on a regular basis. The Company believes that because each of these committees is comprised solely of independent directors, the Chairman and Chief Executive Officer of the Company is subject to the risk oversight of independent directors.

Corporate Governance Policies and Practices

General

One of our core values is integrity, and we have long believed that good corporate governance is important to assure that the Company is managed for the long-term benefit of its stockholders. Accordingly, we continuously review our corporate governance policies and practices not only for compliance with applicable law, the rules and regulations of the SEC, and the listing standards of the NYSE, but also for good corporate governance principles and standards of behavior.

•	Our Corporate Governance Guidelines provide a framework for the effective governance of the Company and address such matters as Board structure and Board governance and the responsibilities of the Lead Director.

•	Our Statement of Principles of Conduct sets forth standards of conduct applicable to all employees and directors.

•	Our Global Anti-Corruption Policy provides detailed guidance to our employees on prohibited actions under anti-bribery and anti-corruption laws.

•	Our Code of Ethics sets forth standards of ethical dealing, disclosure and compliance applicable to our CEO, Vice Chairmen, CFO, and all key financial personnel.

•	Our hedging policy for key employees and directors prohibits hedging the risk of ownership in ITW stock and prohibits pledging of ITW stock to secure payment obligations.

•	Our clawback policy provides for the recovery of incentive compensation payments from our senior officers in the event of an accounting restatement (whether or not based on misconduct) due to material noncompliance with financial reporting requirements.

•	Our Conflict Minerals Policy requires our suppliers to certify the origin of any tin, tantalum, tungsten and gold used in our products to assure that they are from conflict free sources if they originate within the Democratic Republic of Congo or its adjoining countries.

The Audit, Compensation and Corporate Governance and Nominating Committees each review their Committee charters annually and recommend that the Board of Directors approve any changes. We maintain a corporate governance section on our website that includes the charters of these committees, the Company’s Corporate Governance Guidelines, the Statement of Principles of Conduct (our code of business conduct and ethics for directors, officers and employees), the Global Anti-Corruption Policy and the Code of Ethics for the Chief Executive Officer and key financial and accounting personnel. In addition, we will promptly post any amendments to or waivers of the Code of Ethics on our website. You can find this and other corporate governance information at www.itw.com. We also will provide copies of this information upon request.

Board Independence

Our Corporate Governance and Nominating Committee conducts an annual review and makes a recommendation to the full Board as to whether each of our directors meets the applicable independence standards of the NYSE. In accordance with the NYSE listing standards, our Board of Directors has adopted categorical standards for director independence, including heightened standards applicable to members of our Audit and Compensation Committees. A copy of the Company’s

Categorical Standards for Director Independence is attached as Appendix A. A director will not be considered independent unless the Board of Directors determines that the director has no material relationship with the Company (directly, or as a partner, stockholder or officer of an organization that has a material relationship with the Company).

The Board has determined that each of the current directors, except E. Scott Santi, has no material relationship with the Company other than as a director and is independent within the meaning of the Company’s Categorical Standards for Director Independence and the listing standards of the NYSE. In making its independence determinations, the Board of Directors has broadly considered all relevant facts and circumstances including that: (1) Ms. Crown and Messrs. Henderson and Smith serve as directors of Northern Trust Corporation and its subsidiary, The Northern Trust Company, with which the Company has a commercial banking relationship as described under “Certain Relationships and Related Party Transactions” below; (2) Messrs. Brutto, Griffith, Henderson, Lenny, Morrison, Skinner and Ms. Strobel serve as directors of companies that have an existing customer or supplier relationship with the Company; (3) Mr. David B. Smith, Jr. is the nephew of Harold B. Smith, emeritus director of the Company; and (4) each of Messrs. Warren and Williams are officers of companies with which we conduct business. The Board has concluded that these relationships are not material and, therefore, do not impair the independence of these directors.

Director Qualifications

Our directors play a critical role in guiding the Company’s strategic direction and overseeing the management of the Company. Board candidates are considered based upon various criteria, such as their personal integrity and judgment, broad-based business and professional skills and experiences, global business and social perspective, and concern for the long-term interests of our stockholders. Although there is no specific policy regarding Board diversity, racial, ethnic and gender diversity are also important factors considered in the director selection process. In addition, directors must have time available to devote to Board activities and to enhance their knowledge of the global manufacturing environment. Accordingly, we seek to attract and retain a diverse board composed of highly qualified directors who have sufficient time to attend to their duties and responsibilities to the Company. Of the eleven director nominees, two are female and two are minorities.

Board Evaluations

The Board of Directors and the Audit, Compensation, and Corporate Governance and Nominating Committees conduct annual self-evaluations that assess the effectiveness, processes, skills, functions and other matters relevant to the Board as a whole or to the particular committee. Results of the evaluations are summarized and discussed at board and committee meetings. In addition, the Board conducts a peer review evaluation whereby each board member evaluates the contributions of the other board members, and each director receives a summary of the results of the peer review regarding himself or herself.

Director Candidate Selection Process

The Corporate Governance and Nominating Committee, or other members of the Board of Directors, may identify a need to add new members to the Board of Directors with specific skills or to fill a vacancy on the Board. At that time the Corporate Governance and Nominating Committee would initiate a search, seeking input from Board members and senior management and, to the extent it deems appropriate, engaging a search firm. An initial qualified candidate or a slate of qualified candidates would be identified and presented to the Committee for its evaluation and approval. The Committee would then seek full Board approval of the selected candidate(s).

Our by-laws permit any stockholder or group of up to 20 stockholders meeting our continuous ownership requirement of 3% or more of our common stock for at least 3 years to nominate a candidate or candidates for election and require us to include such nominees in our proxy statement and form of proxy. All such proxy access nominations must be accompanied by information about the nominating stockholders as well as the nominees and meet the requirements as specified in Article II, Section 12 of the Company’s by-laws. For a description of the process for submitting a director candidate through the use of proxy access, see “Other Information — Submitting Proxy Proposals and Director Nominations for the 2018 Annual Meeting — How do I use proxy access to nominate a director candidate to be included in ITW’s 2018 Proxy Statement?”

Our by-laws also permit stockholders to nominate directors for consideration at an annual meeting of stockholders without requiring that their nominees be included in our proxy statement and form of proxy. The policy of the Corporate Governance and Nominating Committee is to consider such nominations as are properly submitted pursuant to Article II, Section 10 of the Company’s by-laws. Assuming that a properly submitted stockholder recommendation for a director candidate has been received, the Corporate Governance and Nominating Committee will evaluate that candidate by following substantially the same process, and applying substantially the same criteria, as for candidates submitted by other sources, but the Committee has no obligation to recommend that candidate for nomination. For a description of the process for submitting a director candidate without proxy access, see “Other Information — Submitting Proxy Proposals and Director Nominations for the 2018 Annual Meeting — How do I nominate a director candidate who would not be included in ITW’s Proxy Statement?”

Director and Officer Succession Planning

The Corporate Governance and Nominating Committee screens and recommends nominees for director to the full Board. It is responsible for reviewing the skills and characteristics required of Board members in the context of the current make-up of the Board. Its assessment includes the skills of board candidates, such as an understanding of technologies pertinent to the Company’s businesses, manufacturing, marketing, finance, regulation and public policy, international background and experience, age, diversity and ability to provide strategic insight and direction on the Company’s key strategic initiatives. After receiving recommendations for nominations from the Corporate Governance and Nominating Committee, the Board nominates or elects candidates for director.

Pursuant to ITW’s Corporate Governance Guidelines, a director may not stand for re-election after his or her 75th birthday, except in rare circumstances approved by the Board. The Committee believes it is important to replace skills that would be lost as directors approach retirement age and to identify skills to supplement existing board experience. The Committee has identified corporate finance experience and experience as a current or former CEO of a global publicly-traded company as key attributes for future board candidates. Upon the recommendation of several directors based in part on Mr. Henderson’s deep finance experience, the Committee proposed Mr. Henderson as a director candidate, and he was elected to the Board in August 2016.

The Board recognizes that one of its most important duties is to ensure continuity in the Company’s senior leadership by overseeing the development of executive talent and planning for the effective succession of the Company’s CEO and the executive leadership team. In order to ensure that the succession planning and leadership development process supports and enhances ITW’s strategic objectives, the Board regularly consults with the CEO on the Company’s organizational needs, its leadership pipeline and the succession plans for critical leadership positions. On an annual basis, the Board also conducts a detailed review of executive succession plans, in addition to addressing the Company’s talent management initiatives and discussing individuals who are considered potential future senior executives of the Company. Similarly, leadership development, including succession planning, is a top priority of the CEO and the senior executive team.

Director Election

Our by-laws provide for the election of directors in uncontested elections by majority vote. Under this majority vote standard, each director must be elected by a majority of the votes cast with respect to that director. For this purpose, a majority of the votes cast means that the number of shares voted “for” a director exceeds the number of shares voted “against” that director. In a contested election, directors will be elected by a plurality of the votes represented in person or by proxy at the meeting. An election is contested if the number of nominees exceeds the number of directors to be elected. Whether an election is contested or not is determined ten days in advance of when we file our definitive proxy statement with the SEC. This year’s election is uncontested, and the majority vote standard will apply.

If a nominee who is serving as a director is not elected at an annual meeting, Delaware law provides that the director would continue to serve on the Board as a “holdover director” until his or her successor is elected. Our Corporate Governance Guidelines, however, require any nominee for director who fails to receive a majority of the votes cast for his or her election to tender his or her resignation. The Corporate Governance and Nominating Committee of the Board will consider the resignation and recommend to the Board whether to accept or reject it. In considering the resignation, the Committee will take into account such factors as any stated reasons why stockholders voted against the election of the director, the length of service and qualifications of the director, the director’s contributions to the Company, and our Corporate Governance Guidelines. The Board will consider the Committee’s recommendation, but no director who failed to receive a majority of the votes cast will participate. We will disclose the results of the Committee’s review within 90 days of such annual meeting. At our 2016 Annual Meeting, each director received a majority of the votes cast for his or her election.

Shareholder Engagement

Shareholder Outreach Activities

We believe regular, proactive communications with our stockholders to be in the long-term best interests of the Company. Our investor communications and outreach include analyst meetings, investor conferences and quarterly conference calls. These calls are open to the public and are available live and as archived webcasts on our website.

Additionally, we annually reach out to our largest stockholders to obtain feedback on corporate governance matters. In 2017 we invited holders of approximately 51% of our shares, represented by 25 investors, to engage with us. Eleven investors, holding in the aggregate approximately 34% of our shares, accepted our invitation. Our corporate governance topics included the alignment of performance metrics with ITW’s Enterprise Strategy and the right of stockholders to act by written consent. We held meaningful discussions with our investors on these topics. Overall, the discussions were very positive, with investors expressing support for the Company’s compensation governance practices. A majority of the investors who engaged with us informed us that they do not support the granting of written consent rights to stockholders, particularly when there is a right to call special meetings, which our by-laws provide.

We shared feedback from these engagements with our Board.

How to Communicate with Our Directors

Stockholders and other interested parties may communicate with any of our directors, including our lead director, or with the independent directors as a group by sending an e-mail to independentdirectors@itw.com or by writing to the independent directors as a group or to any of our directors c/o Illinois Tool Works Inc., 155 Harlem Avenue, Glenview, IL 60025, Attention: Secretary, with a designation on the outside of the envelope as a “Board Communication.” Relevant communications will be forwarded by the Secretary to the appropriate directors depending on the facts and circumstances outlined in the communication.

Director Compensation

Our directors receive retainer-only compensation with no fees for attending meetings, which is an expected part of board service. Our committee chairs and lead director receive additional retainers for their service in these capacities, and all board members receive an annual equity grant based on a fixed-value amount with immediate vesting that avoids entrenchment. Our directors’ compensation is compared to that of the same peer group of companies used for executive compensation comparisons. The Corporate Governance and Nominating Committee oversees and makes recommendations to the Board regarding non-employee director compensation based on comparisons of financial performance and median compensation levels of our peer group. Peer group directors’ compensation data is prepared by Frederic W. Cook & Co., Inc., the independent compensation consulting firm that advises the Compensation Committee.

Annual Fees

The following table shows the non-employee director compensation for 2016. Non-employee directors were given the opportunity to elect to receive all or a portion of their annual cash retainer, including chair fees, in an equivalent value of ITW common stock pursuant to our Long-Term Incentive Plan. The number of ITW shares to be issued to a director is determined by dividing the dollar amount of the fee subject to the election by the fair market value of ITW common stock on the date the fee otherwise would have been paid in cash.

Description	Amount
Annual Retainer	$135,000
Additional Committee Chair/Lead Director Retainers:
• Audit and Compensation Committees	$ 20,000
• Corporate Governance & Nominating and Finance Committees	$ 15,000
• Executive Committee	$ 5,000
• Lead Director	$ 30,000

Annual Stock Grant	$135,000

Directors’ Deferred Fee Plan

Non-employee directors can defer receipt of all or a portion of their annual cash retainer, including chair fees, and/or stock grant until retirement or resignation. Deferred cash amounts are credited with interest quarterly at current rates. Cash fees may be deferred as cash or ITW common stock. If a director elects to defer receipt of any ITW common stock to be received in lieu of a cash payment and/or any portion of his or her stock grant, the deferred shares are credited as stock units to an account in the director’s name. The account receives additional credit for cash dividends and is adjusted for stock dividends, splits, combinations or other changes in ITW common stock upon retirement, resignation or a corporate change (as defined in our Long-Term Incentive Plan), with any fractional shares paid in cash.

ITW Common Stock Grant

The Company grants stock to its non-employee directors under our Long-Term Incentive Plan, which links this element of compensation to long-term performance. Under our director compensation program, non-employee directors serving in 2016 received an annual stock grant equivalent in value to approximately $135,000.

Director Compensation in Fiscal Year 2016

The following table summarizes the compensation for our non-employee directors who served during 2016.

Name	Cash Fees Paid or Deferred ($)(1)(2)	Stock Awards Issued or Deferred ($)(3)	Total ($)
Daniel J. Brutto	$ 135,000	$134,926(4)	$ 269,926
Susan Crown	$ 140,000	$134,926(4)	$ 274,926
James W. Griffith	$ 135,000	$134,926(4)	$ 269,926
Jay L. Henderson	$ 55,027	—(5)	$ 55,027
Richard H. Lenny	$ 135,000	$134,926(4)	$ 269,926
Robert S. Morrison	$ 180,000	$134,926(4)	$ 314,926
James A. Skinner	$ 155,000	$134,926(4)	$ 289,926
David B. Smith, Jr.	$ 150,000	$134,926	$ 284,926
Pamela B. Strobel	$ 155,000	$134,926(4)	$ 289,926
Kevin M. Warren	$ 135,000	$134,926(4)	$ 269,926
Anré D. Williams	$ 135,000	$134,926	$ 269,926

(1)	The following directors elected to convert some or all cash fees earned in 2016 into shares of ITW common stock and to defer receipt of those shares:

Name	Fees Deferred in 2016	Number of Shares Deferred in 2016
Richard H. Lenny	$135,000	1,282
Robert S. Morrison	$180,000	1,709
James A. Skinner	$155,000	1,472
Kevin M. Warren	$13,500	128

(2)	Cash fees include the $135,000 annual retainer, lead director fee and committee chair fees.

(3)	Each director serving in 2016 received an annual stock grant of 1,295 shares equivalent in value to approximately $135,000.

(4)	These directors elected to defer receipt of their entire stock grant.

(5)	Mr. Henderson joined the Board after the date of the 2016 stock grant.

Ownership of ITW Stock

Directors and Executive Officers

The following table shows the amount of ITW common stock beneficially owned by each director, each named executive officer, and all directors and executive officers as a group as of December 31, 2016, except as otherwise noted. The “named executive officers” as shown in the table are our Chief Executive Officer, our Chief Financial Officer, and the next three most highly-compensated executive officers who were serving at the end of the last fiscal year (based on total compensation, less the increase in pension value and nonqualified deferred compensation earnings). The “percent of class” calculation is based on 346,924,493 shares of ITW common stock outstanding as of December 31, 2016.

Beneficial ownership is a technical term broadly defined by the SEC to mean more than ownership in the usual sense. In general, beneficial ownership includes any shares a director or executive officer can vote or transfer and stock options and restricted stock units that are currently vested or that become vested within 60 days. Except as otherwise noted, the stockholders named in this table have sole voting and investment power for all shares shown as beneficially owned by them.

The number of the directors’ phantom stock units disclosed in the table represents an equivalent number of shares of ITW common stock as of December 31, 2016. Because the granting of phantom stock units was discontinued in May 2012, Messrs. Henderson and Lenny, who joined the Board after that date, were not awarded phantom stock units upon joining the Board. Phantom stock units are not transferable and have no voting rights. The units are payable in cash and are not included in the “percent of class” calculation.

Name of Beneficial Owner	Shares of Common Stock Beneficially Owned		Phantom Stock Units	Percent of Class
Directors (other than Executive Officers)
Daniel J. Brutto	11,740	(1)	1,115	*
Susan Crown	54,325	(2)	5,831	*
James W. Griffith	10,267	(3)	1,115	*
Jay L. Henderson	4,000		n/a	*
Richard H. Lenny	6,444	(4)	n/a	*
Robert S. Morrison	98,848	(5)	2,677	*
James A. Skinner	43,595	(6)	2,603	*
David B. Smith, Jr.	129,320	(7)	1,184	*
Pamela B. Strobel	29,320	(8)	1,249	*
Kevin M. Warren	10,424	(9)	1,161	*
Anré D. Williams	19,707		1,161	*
Named Executive Officers
E. Scott Santi	933,243	(10)	—	*
Michael M. Larsen	145,471	(11)	—	*
David C. Parry	310,962	(12)	—	*
Christopher A. O’Herlihy	183,112	(13)	—	*
Sundaram Nagarajan	104,250	(14)	—	*
Directors and Executive Officers as a Group (24 Persons)	3,128,395	(15)	18,096	*

*Less than 1%

(1)	Includes 3,496 deferred shares.
(2)	Includes (a) 4,000 shares owned by Ms. Crown’s spouse, which were pledged to secure bank borrowings prior to April 1, 2013, and as to which she disclaims beneficial ownership; (b) 4,000 shares held in trusts of which Ms. Crown’s children are beneficiaries, as to which she disclaims beneficial ownership; and (c) 9,410 deferred shares.
(3)	Includes 2,656 deferred shares.

(4)	Includes (a) 5,436 deferred shares; (b) 8 shares owned jointly with Mr. Lenny’s spouse; and (c) 1,000 shares as to which Mr. Lenny has shared voting and investment power, which shares are held as tenants in common with his spouse through trusts.
(5)	Includes 40,574 deferred shares.
(6)	Includes 31,237 deferred shares.
(7)	Includes (a) 98,901 shares owned jointly with Mr. Smith’s spouse, all of which were pledged to secure lines of credit prior to April 1, 2013; and (b) 15,517 shares held in trusts of which Mr. Smith’s children are beneficiaries, as to which he disclaims beneficial ownership.
(8)	Includes 20,315 deferred shares.
(9)	Includes (a) 2,936 deferred shares; and (b) 4,440 shares beneficially owned by Mr. Warren’s spouse.
(10)	Includes (a) 3,638 shares allocated to Mr. Santi’s account in the ITW Savings and Investment Plan; (b) 825,958 shares covered by options exercisable within 60 days; and (c) 32,446 performance restricted stock units which vest within 60 days.
(11)	Includes (a) 126,803 shares covered by options exercisable within 60 days and (b) 10,603 performance restricted stock units which vest within 60 days.
(12)	Includes (a) 1,204 shares allocated to Mr. Parry’s account in the ITW Savings and Investment Plan; (b) 296,900 shares covered by options exercisable within 60 days; and (c) 12,274 performance restricted stock units which vest within 60 days.
(13)	Includes (a) 1,604 shares allocated to Mr. O’Herlihy’s account in the ITW Savings and Investment Plan; (b) 160,300 shares covered by options exercisable within 60 days; and (c) 5,725 performance restricted stock units which vest within 60 days.
(14)	Includes (a) 78,732 shares covered by options exercisable within 60 days; and (b) 5,301 performance restricted stock units which vest within 60 days.
(15)	Includes (a) 2,405,222 shares covered by options exercisable within 60 days; (b) 90,351 restricted stock units and performance restricted stock units which vest within 60 days; and (c) 102,901 shares, which were pledged as security prior to April 1, 2013.

Other Principal Stockholders

The following table shows, as of December 31, 2016, the only stockholders that we know to be beneficial owners of more than 5% of ITW common stock. The “percent of class” calculation is based on 346,924,493 shares of ITW common stock outstanding as of December 31, 2016. See “Certain Relationships and Related Party Transactions” for a description of the commercial banking services provided by The Northern Trust Company and its subsidiaries to the Company and the amount paid by the Company for those services.

Name and Address of Beneficial Owner	Shares of Common Stock Beneficially Owned		Percent of Class
The Northern Trust Company	40,912,072	(1)	11.8%
50 South LaSalle Street
Chicago, IL 60603
State Farm Mutual Automobile Insurance Company	23,308,954	(2)	6.7%
Investment Dept. E-9
One State Farm Plaza
Bloomington, IL 61710
The Vanguard Group	22,289,379	(3)	6.4%
100 Vanguard Blvd.
Malvern, PA 19355
BlackRock, Inc.	18,164,083	(4)	5.2%
55 East 52nd Street
New York, NY 10055

(1)	The Northern Trust Company and its affiliates act as sole fiduciary or co-fiduciary of trusts and other fiduciary accounts that own an aggregate of 40,912,072 shares. They have sole voting power with respect to 13,357,675 shares and shared voting power with respect to 26,461,662 shares. They have sole investment power with respect to 3,066,385 shares and shared investment power with respect to 32,121,299 shares. The information above regarding number of shares was provided in a Schedule 13G/A filed with the SEC on February 13, 2017. In addition, The Northern Trust Company holds in other accounts, but does not beneficially own, 25,804,786 shares, resulting in aggregate holdings by The Northern Trust Company of 66,716,858 shares, or 19.2%.
(2)	State Farm Mutual Automobile Insurance Company has sole voting and investment power with respect to 23,154,700 shares and shared voting and investment power with respect to 154,254 shares. The information above regarding number of shares beneficially owned was provided in a Schedule 13G filed with the SEC on January 23, 2017.
(3)	The Vanguard Group has sole voting power with respect to 491,955 shares, sole investment power with respect to 21,741,753 shares and shared investment power with respect to 547,626 shares. The information above regarding number of shares beneficially owned was provided in a Schedule 13G filed with the SEC on February 10, 2017.
(4)	BlackRock, Inc. has sole voting and investment power with respect to 14,948,707 shares and shared voting and investment power with respect to 9,597 shares. The information above regarding number of shares beneficially owned was provided in a Schedule 13G filed with the SEC on January 30, 2017.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires that the Company’s executive officers, directors and greater than 10% stockholders file reports of ownership and changes of ownership of ITW common stock with the SEC and the NYSE. Based on a review of copies of these reports provided to us during fiscal 2016 and written representations from executive officers and directors, we believe that all filing requirements were timely met during 2016, except that Christopher O’Herlihy and Lei Schlitz each filed one Form 4 on May 13, 2016, which was one day past the due date. Mr. O’Herlihy’s transaction was related to an option exercise. Ms. Schlitz’s transaction was related to an option exercise and a sale of 500 shares.

Availability of Form 10-K and Annual Report

The Company is providing its Annual Report and its Annual Report on Form 10-K to stockholders who receive this proxy statement. The Company will provide copies of these reports to brokers, dealers, banks, voting trustees and their nominees for the benefit of their beneficial owners of record. Additional copies of this proxy statement, the Annual Report and the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016 are available without charge upon written request to Illinois Tool Works Inc., 155 Harlem Avenue, Glenview, IL, 60025, Attention: Secretary. You may also review the Company’s SEC filings by visiting the Company’s website at www.itw.com.

Compensation Discussion and Analysis

The Compensation Discussion and Analysis provides detailed information about ITW’s 2016 compensation programs, policies and practices, as well as the principles and philosophy utilized by the Compensation Committee (the “Committee”) regarding these programs for the named executive officers (“NEOs”) in the Summary Compensation Table. For 2016, our NEOs are:

•	E. Scott Santi, Chairman & Chief Executive Officer
•	David C. Parry, Vice Chairman
•	Christopher A. O’Herlihy, Vice Chairman
•	Michael M. Larsen, Senior Vice President & Chief Financial Officer
•	Sundaram Nagarajan, Executive Vice President

Executive Overview

ITW Delivered Another Year of Strong Financial Performance in 2016

2016 was the most profitable year in ITW’s 104-year history. Earnings per share of $5.70 was up 11 percent versus 2015, and we achieved all-time record performance on the following key operating metrics:

•	operating income of $3.1 billion (up 7 percent);
•	operating margin of 22.5 percent (up 110 basis points); and
•	after-tax return on invested capital (“ROIC”) of 22.1 percent (up 170 basis points)*.

We continued to generate strong free cash flow in 2016, which we utilized to reinvest in the growth and productivity of our core businesses and complete the highly complementary bolt-on acquisition of the Engineered Fasteners & Components business to enhance our Automotive segment. We also returned more than $2.8 billion of surplus capital to our shareholders through dividends and share repurchases. Finally, total shareholder return was 35 percent in 2016. We believe that each element of our compensation structure plays an integral role in motivating our executives to maximize the performance potential of ITW.

• 2016 operating margin of 22.5 percent reached an all-time high for the Company, an improvement of 660 basis points since the launch of the Company’s Enterprise Strategy

• 2016 after-tax ROIC also reached an all-time high of 22.1 percent, improving 760 basis points since 2012

• Earnings per share increased 11 percent in 2016

• Strong free cash flow* generation of $2.0 billion, or 100 percent of net income, in 2016

• 2016 Total Shareholder Return (TSR) of 35 percent was 10 percentage points better than our peers and 23 percentage points better than the S&P 500

*After-tax return on average invested capital (“ROIC”) and free cash flow are non-GAAP measures. See Appendix B included in this Proxy Statement for information regarding these non-GAAP measures, including reconciliations to the most comparable GAAP measure.

**Total shareholder return for the Company’s peer group is calculated using a simple average.

Solid Progress on ITW’s Enterprise Strategy

ITW is successfully executing a strategy to position the Company to generate solid growth with best-in-class margins and returns. Our progress has been significant, and our TSR performance has compared favorably versus our peers and the broader market since we launched our Enterprise Strategy in 2012.

*Total shareholder return for the Company’s peer group is calculated using a simple average.

Since embarking on our Enterprise Strategy, we have achieved meaningful progress versus our long-term financial performance goals:

*As reported in the 2012 Annual Report on Form 10-K.

**After-Tax	ROIC and 2012 adjusted EPS are non-GAAP measures. See Appendix B for information regarding these non-GAAP measures.

During 2016, we also made meaningful progress towards the organic growth component of our Enterprise Strategy performance goals. We improved the Company’s organic revenue growth rate by 1.6 percentage points versus 2015 and generated organic growth of more than two percentage points above the average of our peer group.

Despite our progress in executing our Enterprise Strategy and the corresponding significant improvement in ITW’s financial performance over the last several years, we believe we have significant opportunity for further performance improvement within the framework of our current strategy before ITW is operating to its full potential. The graph below shows the CEO’s target total direct compensation (“TDC”) and the indexed TSR from 2012 through 2016.

ITW 5-Year CEO Pay versus TSR

Note: Mr. Santi was named Chief Executive Officer in November, 2012.

Alignment of Executive Incentives with ITW’s Strategy

ITW’s Board of Directors and Compensation Committee are responsible for aligning executive incentives with the Company’s strategy and the best interests of our shareholders. The Board believes that the Company has a strong track record of thoughtful and diligent governance and execution with respect to aligning executive incentives, as evidenced by the consistently favorable outcome of the annual advisory stockholder vote on executive compensation (97.6 percent favorable in 2014, 96.9 percent favorable in 2015 and 95.9 percent favorable in 2016).

The Committee has kept incentive plan performance metrics, both annual and long-term, aligned with the Company’s Enterprise Strategy. In the earlier years of the current strategy when we focused on the divestiture of our commoditized businesses and the restructuring of our businesses, earnings per share (“EPS”) was a significant portion of overall incentive compensation. In 2016, as we pivoted our focus to organic growth, the role of EPS decreased while the role of organic growth and operating income increased. Looking to 2017, the role of EPS will be further reduced while the emphasis on organic growth and operating income will be maintained and the role of operating margin and ROIC will be increased. In addition, in 2017, the role of cash in the long-term incentive award program will be decreased to 25 percent (from 30 percent for the CEO and 33 percent for the other NEOs), and the role of equity (options and performance share units) will increase to 75 percent (from 70 percent for the CEO and 67 percent for the other NEOs).

The following table shows the percent of average incentive pay for our corporate NEOs tied to each of the financial metrics in our annual and long-term incentive plans for 2015, 2016 and 2017:

Percent of Average Corporate NEO (excluding Operating Executives) Target Incentive Pay Tied to Each Performance Metric

Metric	2015	2016	2017
Earnings Per Share Growth	62.3%	47.6%	20.9%
Operating Income Growth	0.0%	17.2%	22.3%
Organic Revenue Growth	12.6%	11.4%	14.9%
Return on Invested Capital	12.6%	11.9%	20.9%
Operating Margin	12.6%	11.9%	20.9%

Executive Compensation Highlights

Compensation Philosophy

Philosophy	Key Components

Our executive compensation philosophy is designed to deliver competitive total compensation upon the achievement of our Enterprise Strategy objectives, which will attract, motivate and retain leaders who drive the creation of long-term stockholder value.

Target total compensation is based on the median of our peer group and relevant external market data. Actual compensation is determined by achievement of results based on our goals aligned to ITW’s Enterprise Strategy.

Individual executive compensation is then established based on an executive’s scope of responsibility, impact on profitable growth, individual performance and breadth of experience.
Pay-for-performance through short- and long-term incentives links compensation to Company and business segment performance. This “pay-at-risk” aligns executive and stockholder interests to help ensure the short- and long-term growth of ITW.

Compensation Objectives

We emphasize a total compensation approach in establishing individual executive compensation levels with each element of compensation serving a specific purpose. In addition to paying a competitive base salary, we use a mix of different performance-based elements of compensation that reward different aspects of both Company and individual performance. Our 2016 executive compensation program consisted primarily of three compensation elements: fixed (base salary), variable (annual cash incentives and long-term incentive compensation including stock options, performance-based restricted stock units (PRSUs) and performance cash awards), and retirement and change-in-control benefits, as illustrated below:

2016 Compensation Elements

	Compensation Element	Form	Objective
FIXED	Base Salary	Cash	Market competitive to attract and retain highly qualified leaders Reflective of individual performance, experience and scope of responsibility
VARIABLE	Annual Executive Incentive Plan (“EIP”)	Cash	Motivate executives to achieve annual Company and business segment performance goals
	Stock Options	Equity	Reward executives for delivering on the long-term performance goals aligned with the Enterprise Strategy and creating long-term stockholder value
	Performance- based RSUs (“PRSUs”)	Equity
	Long-Term Incentive Cash (“LTI Cash”)	Cash
RETIREMENT AND CHANGE-IN-CONTROL BENEFITS	Savings & Investment Plan-401(k)	Cash	Retirement savings in both qualified and nonqualified plans aligned with market practices Nonqualified plan allows contributions for those executives exceeding the IRS limits
	Nonqualified Deferred Compensation Plan	Cash
	Change-in- Control Severance Policy	Cash/ Equity	Provides compensation in the event of a termination after a change-in-control

Overview of Key Compensation Decisions

The following describes significant actions taken and any changes made to our executive compensation practices for the NEOs. We believe these practices reflect good corporate governance in our compensation policies while continuing to recognize and reward superior Company, business segment and individual performance as they align with our Enterprise Strategy objectives.

●	Annual Executive Incentive Plan (“EIP”)

¡	The EIP awards for 2016 were based solely on the achievement of financial performance measures. This is a change from the 2015 annual incentive plan design, which was based 80 percent on financial performance and 20 percent on individual performance objectives.

¡	The 2016 EIP financial performance measures were based 60 percent on operating income growth and 40 percent on organic revenue growth, which are two critical financial performance metrics aligned with ITW’s Enterprise Strategy performance goals, as described in the Executive Overview. For corporate executives, the measures were based solely on Company results. For operating executives, the measures were based 50 percent on Company performance and 50 percent on the performance of their respective segment. The payout range of the EIP was 0 percent to 200 percent of target, which will be the same for 2017.

●	Long-Term Incentives

¡	Weightings of the long-term incentive award components in 2016 remained the same as 2015. The weighting for the CEO was 40 percent stock options, 30 percent PRSUs and 30 percent LTI Cash, and the weighting for the other NEOs was one-third each for stock options, PRSUs and LTI Cash.

¡	As noted earlier in the Executive Overview, for the 2016-2018 LTI Cash award, one of the three financial performance measures was changed to EPS from organic revenue growth, which became a substantive performance measure in the annual incentive plan for 2016. The long-term incentive measures for the 2016-2018 LTI Cash award are operating margin, ROIC and EPS, with each of the three measures equally weighted.

¡	Also noted in the Executive Overview, to ensure alignment with the current phase of the Enterprise Strategy for 2017, we are changing our long-term incentive program mix by increasing options to 50 percent of the award with the remaining 50 percent being performance-based awards (25 percent payable in cash and 25 percent payable in performance share units). The performance-based awards will have the same financial measures as our 2016 LTI Cash program: operating margin, ROIC and EPS.

2016 Target Compensation

Our total target compensation (base salary, EIP and long-term incentives) is intended to create a strong correlation between the executive’s compensation and Company and/or business segment performance. The compensation elements based on Company or business segment performance include EIP, LTI Cash and equity incentives. Ninety-one percent of 2016 total compensation for the CEO is tied to performance, with 54 percent in the form of equity and 37 percent in performance cash awards. Eighty-one percent of 2016 total compensation for the other NEOs (on average) is tied to performance, with 42 percent delivered through equity awards and 39 percent in the form of performance cash awards. Our equity and long-term cash awards have multi-year vesting schedules to align the interests of our executive officers with the long-term interests of our stockholders. The following charts illustrate the allocation of our total target compensation opportunity for 2016 between fixed (base salary) and variable (EIP and long-term incentives) components.

Allocation of 2016 Total Target Compensation*

*Total target compensation as used in the charts above is the sum of base salary, target EIP and the grant date fair value of LTI Cash and equity incentives.

Ongoing Best Practices

We regularly review and refine our executive compensation program to ensure that it continues to reflect practices and policies that are aligned with our pay-for-performance philosophy and the interests of our stockholders. In this regard, our 2016 compensation program reflects the following:

What We Do		What We Don’t Do
✓	We maintain a Compensation Recovery Policy (“clawback policy”) requiring the reimbursement of incentives if a material financial restatement is required	✗	We do not provide executives with employment agreements
✓	We have stock ownership guidelines linking the interests of long-term stockholders to our executives and mitigating compensation-related risk	✗	We do not provide perquisites or gross ups as part of our change-in-control agreements
✓	The Compensation Committee engages an independent compensation consultant who advises the Committee on regulatory and other current trends and key developments in executive compensation	✗	We do not allow share repricing within our stock option plan
✓	The Compensation Committee conducts an annual review of the performance of the CEO as well as the other NEOs	✗	We prohibit officers, directors, and employees from hedging, pledging, short selling or publicly trading options involving ITW common stock
✓	We hold an annual advisory vote for our stockholders to review and approve our executive compensation programs; we are recommending continuing with annual advisory voting by our stockholders	✗	We do not allow immediate vesting of equity awards that are continued or replaced upon a change-in-control; all such awards allow only double-trigger vesting (change-in-control and termination)

Say On Pay Advisory Voting Results

In 2014, 2015 and 2016, 97.6 percent, 96.9 percent and 95.9 percent, respectively, of votes cast approved the compensation of our NEOs. The Committee believes that this favorable vote is confirmation that our shareholders believe that the pay of our NEOs is appropriately aligned with the performance of the Company and the interests of our shareholders. The Committee therefore determined that no changes to our executive compensation practices were necessary as a result of the Say on Pay vote.

How We Make Compensation Decisions

Role of the Compensation Committee

The Committee conducts an annual review of ITW’s practices and the compensation of our executive officers to ensure:

•	The elements of the total compensation package are aligned with the market to attract and retain the caliber of talent required to deliver on our business strategies;

•	Compensation decisions are meaningfully differentiated to appropriately reflect the contributions of our highest performers; and

•	Our incentive programs drive performance aligned with our Enterprise Strategy and the Company’s culture and values.

In making its executive compensation decisions and recommendations, the Committee is guided by the following factors:

•	Our compensation philosophy;

•	Compensation comparisons from a peer group of diversified multinational industrial companies with similar size, value, and complexity; and

•	Management’s contribution to our short- and long-term goals based on profitable growth and strong returns on capital.

In addition, the Committee engaged an independent advisor, Frederick W. Cook & Co., Inc. (“Cook”), to work directly on its behalf and in cooperation with management to review ITW’s executive compensation program, confirm appropriateness of our peer companies, and assess our compensation governance process.

See “Board of Directors and Its Committees — Compensation Committee” under “Proposal 1 —Election of Directors” for more information about the function of the Compensation Committee.

Role of the Compensation Consultant

As previously stated, the Committee has engaged Cook as its independent compensation consultant. In 2016, Cook conducted a marketplace review of the compensation we pay to our executive officers. Cook provided the Committee with relevant market data, including a review of our pay and performance and that of our peers, reviewed the peer companies we use for comparison purposes, and benchmarked our compensation against our peer companies. Cook also assisted the Committee with its assessment of compensation-related risk.

Based on its consideration of factors under NYSE listing standards, the Committee concluded that the work performed by Cook and its senior advisor involved in the engagement did not raise any conflict of interest.

2016 Risk Assessment

The Committee, together with management, annually considers potential risks when reviewing our compensation programs for all employees, including our executive officers. Based on this assessment, the Committee concluded that our 2016 compensation programs do not create risks that are reasonably likely to have a material adverse effect on ITW. In making this determination, the Committee reviewed the key design elements of our compensation programs, as well as the means by which any potential risks may be mitigated, including:

•	A Balanced Mix of Compensation Components — The target compensation mix for our executive officers is composed of salary, annual cash incentives and long-term cash and equity incentives, representing a mix that is not overly weighted toward short-term cash incentives.

•	Multiple Performance Factors — Our incentive compensation plans use Company-wide measures, which encourage focus on the achievement of objectives for the overall benefit of the Company. Multiple financial goals also prevent an overemphasis on any one metric.

•	Long-term Incentives — Our long-term incentives are primarily equity-based, and our long-term cash program is subject to performance goals. These long-term incentives have three-year vesting schedules (PRSUs and long-term cash) or four-year vesting schedules (stock options), in each case to complement our annual cash-based incentives.

•	Capped Incentive Awards — Annual incentive awards are capped at 200 percent of target, while our long-term cash awards are capped at 150 percent of target.

•	Stock Ownership Guidelines — Our guidelines call for significant share ownership, which further aligns the interests of our executive officers with the long-term interests of our stockholders.

•	Clawback Policy — Our Clawback Policy authorizes the Committee to recoup past incentive compensation in the event of a material restatement of the Company’s financial results.

•	Prohibition on Hedging and Pledging — Employees are subject to Company policy that prohibits pledging and hedging activities with respect to ITW stock.

•	Committee Oversight — The Committee has ultimate authority to determine, and reduce if appropriate, compensation provided to our executive officers.

•	Independent Compensation Consultant — The Committee retains an outside independent compensation consultant.

Peer Companies

The Committee has identified a group of comparable companies, which we refer to as the peer group, to benchmark executive compensation and provide competitive market data to be used in establishing and recommending each element of compensation. The peer group is reviewed annually by the Committee with assistance from Cook. In addition, the Committee refers to market data based on manufacturing companies within the Aon Hewitt TCM Online Executive survey using regression analysis and tabular long-term incentive data and the Mercer Executive Compensation survey with a revenue range of $5 billion to $20 billion for corporate executives and $1.2 billion to $2.375 billion for the operating executives.

Peer Group Selection Criteria:

•   U.S. publicly traded companies from ITW’s same and related industries, identified based on Standard & Poor’s Global Industry Classification Standard (GICS) codes;

•    Companies with one-fourth to four times our revenue and market capitalization with broadly similar businesses and pay models;

•   Companies that compete for the same customers with similar products and/or services; and

In connection with its annual review in 2016, the Committee removed Danaher Corporation from the	• Companies with whom we may compete for executive talent.

Company’s peer group due to Danaher’s spin-off of several business segments in 2016, including the Industrial Technologies and Test & Measurement segments. As such, Danaher no longer meets the peer group criteria. For 2016, the Committee identified the following 18 companies to be used as the Company’s peer group:

3M Company	E. I. du Pont De Nemours and Company	Masco Corporation
BorgWarner Inc.	Eaton Corporation plc	Parker-Hannifin Corporation
Caterpillar Inc.	Emerson Electric Co.	PPG Industries, Inc.
Cummins Inc.	Honeywell International Inc.	Pentair plc
Deere & Company	Ingersoll-Rand plc	Stanley Black & Decker, Inc.
Dover Corporation	Johnson Controls, Inc.	Textron Inc.

At the time of the Committee’s review, the revenue median of the peer group was $16.8 billion based on the latest four quarters, and the median market capitalization was $22.9 billion, versus $13.5 billion and $40.0 billion, respectively, for ITW.

The nature of our decentralized and diverse lines of business presents challenges in identifying similar organizations for comparison purposes; however, we believe that the peer group selected provides relevant comparisons.

Compensation Decisions and Individual Compensation Levels

On an annual basis, the CEO reviews the total compensation of the named executive officers and makes recommendations to the Committee based on his assessment of each executive’s individual performance and the peer group compensation information. The Committee makes recommendations to the independent directors regarding the CEO’s compensation based on an assessment of the CEO’s performance and the peer group compensation information. There are no material differences in the policies and decision processes used in setting compensation for the CEO and the other NEOs. However, the different levels of compensation for the NEOs, as shown in the Summary Compensation Table of this proxy statement, reflect internal factors such as each executive’s scope of responsibility, performance, impact on profitable growth and breadth of experience, as well as compensation data from the peer group.

Components of the 2016 Executive Compensation Program

Base Salary

In determining base salary, the CEO and the Committee consider the size and scope of the executive officers’ responsibilities, experience, performance, and the median base salary of similar positions at our peer group companies. The Committee believes that median base salary is an appropriate general reference point to use for encouraging solid performance. Base salaries are reviewed annually, and adjustments are intended to recognize performance and contributions over the prior year, as well as any significant changes in duties or scope of responsibility.

In February 2016, the Compensation Committee reviewed Mr. Santi’s performance and approved a base salary increase to $1,212,640 from $1,166,000 (4 percent). For the other NEOs, the Committee approved recommended base pay increases that ranged between 3.8 percent and 4.5 percent. These base salary increases were effective February 29, 2016.

Annual Executive Incentive Plan

We believe that executives generally should be rewarded for their contributions to the overall financial success measured by income and organic growth of the Company as a whole and, if applicable, the business segment he or she leads. Achieving our annual financial objectives is important to executing our current strategic objectives and delivering long-term value to stockholders.

The Committee determines and approves the performance results and awards for the NEOs and recommends for approval, and the independent directors of the full Board approve, the annual incentive award amount for the CEO. As previously noted, for 2016, the EIP was changed to be composed solely of financial performance measures for our NEOs. The financial metric weighting for the CEO, Vice Chairmen, and CFO was based 60 percent on Company operating income and 40 percent on Company organic revenue growth. For operating executives, the weighting of the financial measures was based 60 percent on operating income and 40 percent on organic revenue growth, with 50 percent of each metric based on Company results and 50 percent on results of their respective business segment. These weightings are intended to align the operating executives with the achievement of both segment and Company-wide financial performance objectives. The financial measures were recommended by management and approved by the Committee at the start of the 2016 performance year. The Committee has the discretion to make adjustments in the calculation of financial performance to eliminate factors beyond the control of management and to eliminate possible disincentives to act in the long-term best interests of the Company and our stockholders.

2016 EIP Financial Measures

For 2016, executive officers were eligible to earn a payment according to the performance scales below.

2016 EIP Company Financial Targets

	Operating Income Growth	Organic Revenue Growth*	Payout (as a Percent of Target)
Maximum	116%	4%	200%
Target	106%	2%	100%
Threshold	85%	1%	50%

*Organic revenue growth payout uses interpolation for achievement between 0 percent and 4 percent, resulting in payouts between 0 and 200 percent.

The following table shows the actual goal achievement for the corporate NEOs:

2016 EIP Company Performance Results

Operating Income Growth*				Organic Revenue Growth*
2015	2016	Achievement Percent	Payout Percent	2015	2016	Achievement Percent	Payout Percent	Total Payout Percent
$2.8B	$3.1B	108.7%	127.3%	$13.4B	$13.6B	1.2%	61.5%	101.0%

*Operating income growth and organic revenue growth were calculated on a constant currency basis.

2016 Annual Cash Incentive Total Payouts

The total 2016 payouts to the NEOs ranged from 101 percent to 138.5 percent of target award level. The payouts were determined as follows:

Payouts for Named Executive Officers

Named Executive Officer	Award Target	Year-End 2016 Salary	Total Payout Percent	Total Payout Amount (1)
E. Scott Santi	150%	$1,212.640	101.0%	$1,836,786
Michael M. Larsen	90%	$706,420	101.0%	$642,008
David C. Parry	90%	$774,236	101.0%	$703,641
Christopher A. O’Herlihy	90%	$637,450	101.0%	$579,327
Sundaram Nagarajan(2)	80%	$523,620	138.5%	$580,338

(1)	These amounts are included in the Summary Compensation Table under “Non-Equity Incentive Plan Compensation.” The award payout is calculated as a percent of base salary.
(2)	Mr. Nagarajan’s EIP is based 30 percent on Company operating income, 30 percent on Automotive Segment operating income, 20 percent on Company organic revenue growth and 20 percent on Automotive Segment 2016 sold orders.

Long-Term Incentives

The value of the overall long-term incentive award for the

CEO is determined by the Committee, subject to approval by the independent directors of the full Board. Awards to other NEOs are recommended by the CEO to the Committee for approval.

The key factors in determining the awards have been the executive’s position, performance, potential to contribute to the long-term success of the Company, breadth of experience and prior awards. In addition, although we generally do not establish any specific target or prescribed value in relation to the peer group, comparisons are made to long-term incentive

We believe that ensuring the long-term growth and profitability of the business is a primary management responsibility. Therefore, a significant portion of an executive officer’s compensation should be directly linked to key financial performance measures that consider the long-term perspective, such as operating margin, ROIC, EPS and ITW’s stock performance over time.

levels in the peer group compensation data.

For 2016, our NEOs received stock options, PRSUs, and LTI Cash awards. We believe that stock options are an effective incentive because they directly align the interests of the executives with those of our stockholders, as an unexercised stock option has no realizable value if our stock price falls below the exercise price, while the value increases along with increases in our stock price above the exercise price. The stock option awards are combined with PRSUs and LTI Cash to more closely align long-term incentives with our Enterprise Strategy objectives and increase emphasis on key financial performance measures. The weightings of the total target values of the 2016 long-term incentive equity and cash awards were as follows:

2016 Long-Term Incentive Award Weightings

Position	Stock Options (%)	PRSUs (%)	LTI Cash (%)
CEO	40.0%	30.0%	30.0%
Other Named Executive Officers	33.3%	33.3%	33.3%

The Committee has established specific vesting and expiration provisions associated with termination of employment due to death, disability and retirement, as defined in the applicable awards, and forfeiture provisions upon other termination of employment. The Committee, in its sole discretion, may deem a long-term incentive award, whether vested or unvested, to be immediately forfeited if the recipient competes with the Company, engages in gross misconduct or conduct that is against the business interests of the Company, or divulges confidential information about the Company to others.

2016 Stock Option Awards

The 2016 stock options vest in equal installments over a four-year period ending in 2020. Stock options are awarded with an exercise price equal to the fair market value of the common stock on the date of grant and normally expire ten years after the award date. We currently award only non-qualified stock options because we believe that the tax benefits to the Company of non-qualified stock options outweigh the potential tax benefits to the NEOs of incentive stock options.

2016 Performance-Based RSU Awards

PRSUs vest three years from the date of award, subject to the achievement of the performance goal set at the beginning of the performance period. PRSUs are awarded based on the fair market value of one share of ITW common stock on the date of award. The payout range is 10 percent to 100 percent of the target award.

For PRSUs awarded in 2016, the performance goal is based on cumulative EPS from continuing operations over a three-year performance period (2016 through 2018) based on a sliding scale. The target/maximum is $11.55 cumulative EPS over the three-year performance period, and the achievement of the target/maximum will result in a payout of the maximum number of shares subject to the PRSU. If less than $9.55 cumulative EPS is achieved, none of these PRSUs will vest. If EPS growth is at or above the $9.55 threshold but below the $11.55 target/maximum, the awards will vest in proportion to the level of EPS achieved.

2016 Long-Term Incentive Cash Awards

In February 2016, our NEOs received an annual LTI Cash award with a three-year performance period.

The goals for the 2016 LTI Cash awards are equally weighted and based on operating margin, ROIC and EPS. The payout at the end of the performance period will be based on the following sliding payout scale:

2016 LTI Cash Payout Scale

	Operating Margin	After-Tax ROIC	EPS Growth	Payout (as a Percent of Target)
Maximum	23%	20%	12%	150%
Target	21%	18%	8%	100%
Threshold	19%	16%	5%	50%

Note: Calculated using a simple average for each metric based on each year’s results.

2014 Long-Term Incentive Cash Award Payouts

The LTI Cash award granted in 2014 under the Long-Term Incentive Cash Plan in effect at that time (with a three-year performance period ended December 31, 2016) was based in equal parts on operating margin, ROIC and organic revenue growth (calculated using a simple average as reported in our financial statements as of the time financial results for each year were publicly released).

Percentage Payout of 2014 LTI Cash Awards

Metric	2014	2015	2016	Achieve- ment	Payout (Percent of Target)
Operating Margin	19.9%	21.4%	22.5%	21.3%	150.0%
After-Tax ROIC	18.9%	20.4%	22.1%	20.5%	150.0%
Organic Revenue Growth	2.6%	-0.4%	1.2%	1.1%	53.3%
Total					117.8%

The following table shows the individual payout level by NEO:

Payout Amounts of 2014 LTI Cash Awards

Named Executive Officer	Award Target	Final Performance Achievement	Final Payout
E. Scott Santi	$2,550,000	117.8%	$3,003,900
Michael M. Larsen	$833,000	117.8%	$981,667
David C. Parry	$1,000,000	117.8%	$1,178,000
Christopher A. O’Herlihy	$450,000	117.8%	$530,100
Sundaram Nagarajan	$416,667	117.8%	$490,833

Timing of Long-Term Incentive Awards

The Committee meets in February of each year following the Company’s public release of its earnings results for the recently completed fiscal year to consider and act with respect to long-term incentive awards for the executive officers. Long-term awards are made in compliance with the Long-Term Incentive Plan, including the requirement that stock options may not be awarded at less than 100 percent of the fair market value of ITW’s common stock on the date of award. The exercise price of the awards is based on the closing price of ITW’s stock on the date of award. We do not time awards for the purpose of enhancing the value of executive compensation.

Executive Compensation Policies and Guidelines

Stock Ownership Guidelines and Hedging Policy

We believe that stock ownership is important because it aligns the interests of our management and directors with those of our stockholders. Because of the importance of stock ownership, the Board of Directors and the Committee have adopted stock ownership guidelines for executive officers and directors. The 2016 guidelines for stock ownership as a multiple of executive officers’ base salaries and of directors’ annual retainers are as follows:

Title	Guideline
Chief Executive Officer	6 times salary
Vice Chairmen, Executive Vice Presidents, and Chief Financial Officer	3 times salary
Senior Vice Presidents	2 times salary
Non-employee Directors	5 times annual retainer

The Committee expects that an executive officer or non-employee director will achieve the applicable ownership level within five years. The achievement of these guidelines is reviewed annually. The Board believes that its stock ownership guidelines are appropriate, reasonable and attainable given the responsibilities and compensation levels of our executive officers and directors and has not deemed it necessary to impose a holding period requirement for shares owned by our executive officers and directors.

All NEOs and directors who have been in their positions for five or more years have met or exceeded the applicable 2016 stock ownership guideline.

All recipients of Company equity-based awards, which include key employees and all officers and directors, are subject to our policy against options trading and short sales of ITW stock, as well as trading in derivatives linked to Company stock. In addition, since April 2013, our employees (including NEOs) and non-employee directors are prohibited from pledging Company stock, and pledged shares are excluded from ownership for purposes of our stock ownership guidelines.

Compensation Recovery Policy

We maintain a Compensation Recovery Policy (a “clawback policy”) applicable to all executive officers of the Company subject to Section 16 of the Securities Exchange Act of 1934. Under the policy, the Committee will seek reimbursement of incentives paid to executive officers where the payment was predicated upon the achievement of certain financial results with respect to the applicable performance period that were subsequently the subject of a material restatement due to material non-compliance of the Company with any financial reporting requirement under the U.S. securities laws. The reimbursement amount is equal to the excess of the gross incentive payment made over the gross payment that would have been made if the original payment had been determined based on the restated financial results. Further, following a material restatement of our financial statements, we will seek reimbursement of compensation and profits from trading in Company stock received by our CEO and CFO to the extent required under Section 304 of the Sarbanes-Oxley Act of 2002.

Deductibility

Internal Revenue Code Section 162(m) limits the deductibility of compensation in excess of $1,000,000 paid to the NEOs. Performance-based compensation, as defined in the regulations under Section 162(m), is exempt from this limit. In 2011, our stockholders approved the 2011 Cash Incentive Plan to provide a means to pay performance-based short and long-term incentive cash compensation that qualifies for the exemption under Section 162(m). Executives whose compensation may be subject to the limits of 162(m) initially receive annual and long-term cash incentive awards pursuant to the 2011 Cash Incentive Plan subject to performance goals designed to comply with the requirements of Section 162(m). The Committee then exercises its negative discretion to adjust the awards to the level of bonus calculated pursuant to the performance goals set in connection with the underlying bonus programs, described above under “Annual Executive Incentive Plan” and “Long-Term Incentives – 2016 Long-Term Incentive Cash Awards.” This procedure better enables the Company to assure the deductibility of the annual and long-term cash performance incentive payments. The Committee recognizes its obligation to reward performance that increases stockholder value and retains the flexibility in its discretion to award compensation that does not qualify for the 162(m) exemption if it believes that to be in the best interests of stockholders.

NEO Compensation

The following tables provide information regarding the compensation of our NEOs.

Summary Compensation Table

Name and Principal Position	Year	Salary(1)	Bonus	Stock Awards(2)	Option Awards(2)	Non-Equity Incentive Plan Compensation (1)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(4)	All Other Compensation (5)	Total
E. Scott Santi	2016	$1,205,313	-	$2,999,974	$3,999,996	$4,840,686	$1,671,339	$122,221	$14,839,529
Chairman & Chief Executive	2015	$1,155,379	-	$2,849,933	$3,799,994	$3,968,602	$2,316,452	$146,740	$14,237,101
Officer	2014	$1,083,525	-	$2,549,931	$3,399,993	$3,466,420	$1,399,394	$100,015	$11,999,278
Michael M. Larsen	2016	$702,152	-	$899,965	$899,999	$1,623,675	-	$130,909	$4,256,700
Senior Vice President & CFO	2015	$674,543	-	$899,963	$899,984	$671,479	-	$182,006	$3,327,976
	2014	$650,000	-	$833,290	$833,326	$1,067,508	-	$112,159	$3,496,283
David C. Parry	2016	$769,558	-	$999,930	$999,999	$1,881,641	$602,621	$96,902	$5,350,651
Vice Chairman	2015	$739,850	-	$999,992	$999,982	$1,645,942	$1,201,312	$68,012	$5,655,091
	2014	$708,620	-	$999,979	$999,991	$1,647,614	$906,533	$56,391	$5,319,128
Christopher A. O'Herlihy	2016	$633,138	-	$749,925	$749,989	$1,109,427	$27,456	$154,539	$3,424,474
Vice Chairman	2015	$569,185	-	$466,637	$466,652	$971,049	-	$192,261	$2,665,782
	2014	$473,034	-	$449,928	$449,985	$854,532	$67,626	$136,123	$2,431,228
Sundaram Nagarajan	2016	$520,456	-	$458,297	$458,318	$1,071,171	$305,910	$58,439	$2,872,591
Executive Vice President

(1)	The Salary and Non-Equity Incentive Plan Compensation columns for 2016 include amounts deferred by the executive under the Executive Contributory Retirement Income Plan (“ECRIP”) and the Savings and Investment Plan. The deferral amounts for each year shown for each NEO can be found in the Footnote 1 Table to the table under the “ITW Retirement Plans - Nonqualified Deferred Compensation” section.

(2)	The Stock Awards column represents PRSUs awarded in the relevant year, and the amounts shown represent the target/maximum amount that may be earned. The Option Awards column represents stock options awarded in the relevant year, and the assumptions applicable to these valuations can be found in Note 12 of the Notes to Financial Statements — Stock-Based Compensation contained in the Illinois Tool Works Inc. Annual Report on Form 10-K for the year ended December 31, 2016.

(3)	These amounts include 2016 EIP awards made under ITW’s Executive Incentive Plan and 2014 LTI Cash award payouts made under our Long-Term Incentive Plan. Further information regarding these plans and awards thereunder can be found above under “Compensation Discussion and Analysis — Components of the 2016 Executive Compensation Program – Annual Executive Incentive Plan” and “– Long-Term Incentives.”

(4)	These amounts include an amount of interest in the applicable calendar year considered to be in excess of market rates credited to the deferred compensation accounts of the NEOs under the ECRIP, discussed in more detail under “Nonqualified Deferred Compensation” below. When a participant attains retirement eligibility at age 55 and 10 years of service, any amounts in his or her ECRIP account deferred prior to January 1, 2010 are entitled to a return of 130 percent of the monthly Moody’s Corporate Bond Yield Average rate, and the excess interest portion is deemed to be amounts exceeding 100 percent of such rate. This additional interest credit applies to all eligible plan participants, including the NEOs. All amounts deferred after December 31, 2009 accrue interest at 100 percent of the Moody’s Rate. The individual amounts of pension benefits and excess interest credits earned in each year are shown in the table below.

Footnote 4 Table

Name	Year	Accrual in ITW Retirement Accumulation Plan	Accrual in ITW Nonqualified Pension Plan	Excess Interest on Deferred Compensation	Change in Pension Value and NQDC Earnings
E. Scott Santi	2016	$55,258	$1,600,339	$15,742	$1,671,339
	2015	$55,889	$2,245,325	$15,238	$2,316,452
	2014	$51,303	$1,332,510	$15,581	$1,399,394
Michael M. Larsen*	2016	-	-	-	-
	2015	-	-	-	-
	2014	-	-	-	-
David C. Parry	2016	$68,099	$489,185	$45,337	$602,621
	2015	$75,969	$1,081,841	$43,502	$1,201,312
	2014	$71,657	$790,394	$44,482	$906,533
Christopher A. O’Herlihy**	2016	$27,456	-	-	$27,456
	2015	($136,433)	-	-	($136,433)
	2014	$67,626	-	-	$67,626
Sundaram Nagarajan***	2016	$42,420	$259,031	$4,459	$305,910

*Mr. Larsen joined the Company in September 2013. Consequently, his ECRIP deferrals are not eligible for the 130 percent rate, and he is not eligible to participate in the Company’s pension plans, which were closed to new entrants effective January 1, 2007.

**Mr. O’Herlihy participated in the ITW Retirement Accumulation Plan from 1989 through 1999. From 1999 through August 2011, he was employed in Ireland, participated in the ITW Irish Pension Plan and ceased active participation in the U.S. plan. Upon his return to the U.S. in 2011, he was ineligible to actively participate in the U.S. plan due to the plan participation closure effective January 1, 2007. The ITW Irish Pension Plan accrual is included in the “Accrual in ITW Retirement Accumulation Plan” column above, because this amount also represents a qualified pension plan present value. For 2015, the reduction in the present value of accumulated benefits reflects the economic adjustment in the value of his benefits.

*** Mr. Nagarajan became an NEO in 2016; therefore, prior years are not presented.

(5)	For 2016, the Company contributions to the ECRIP and the Savings and Investment Plan, based on plan rules for all eligible participants, are shown.

Grants of Plan-Based Awards

The table below provides information regarding plan-based awards granted to our NEOs during fiscal year 2016 under the ITW Executive Incentive Plan (“EIP”) and the Long-Term Incentive Plan.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)(2)			Estimated Future Payouts Under Equity Incentive Plan Awards (3)		All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/ Sh) (4)	Grant Date Fair Value of Stock And Option Awards ($)(5)
						Threshold (#)	Target/ Maximum (#)
Name	Grant Date	Plan Type	Threshold ($)	Target ($)	Maximum ($)
E. Scott Santi		EIP	$0	$1,818,960	$3,637,920
	2/12/2016	LTI Cash	$1,500,000	$3,000,000	$4,500,000
	2/12/2016	Equity				3,265	32,651	199,800	$91.88	$6,999,970
Michael M. Larsen		EIP	$0	$635,778	$1,271,556
	2/12/2016	LTI Cash	$450,000	$900,000	$1,350,000
	2/12/2016	Equity				980	9,795	44,955	$91.88	$1,799,964
David C. Parry		EIP	$0	$696,812	$1,393,625
	2/12/2016	LTI Cash	$500,000	$1,000,000	$1,500,000
	2/12/2016	Equity				1,088	10,883	49,950	$91.88	$1,999,929
Christopher A. O’Herlihy		EIP	$0	$573,705	$1,147,410
	2/12/2016	LTI Cash	$375,000	$750,000	$1,125,000
	2/12/2016	Equity				816	8,162	37,462	$91.88	$1,499,914
Sundaram Nagarajan		EIP	$0	$418,896	$837,792
	2/12/2016	LTI Cash	$229,167	$458,333	$687,500
	2/12/2016	Equity				499	4,988	22,893	$91.88	$916,615

(1)	The range of potential payouts under the EIP awards for the NEOs as determined by the Compensation Committee in February 2016 for 2016 performance is set forth in these columns. The financial performance component and corresponding payouts as a percent of target are shown on page 32.

(2)	The range of potential payouts under the LTI Cash awards for the NEOs as set by the Compensation Committee in February 2016 for the three-year period 2016 through 2018 is set forth in these columns.

(3)	The range of potential share distributions under the 2016 PRSU award for the NEOs as set by the Committee in February 2016 for performance for the three-year period 2016 through 2018 is set forth in these columns. The “Threshold” estimated future payout is based on achievement of $9.55 cumulative earnings per share (EPS) from continuing operations over the three-year performance period. The “Target/Maximum” performance goal is $11.55 cumulative EPS from continuing operations over the three-year performance period, and achievement of the target/maximum will result in a payout of the maximum number of shares subject to the PRSU. If cumulative EPS is above the $9.55 threshold but below the $11.55 target/maximum, the awards will vest in proportion to the level of EPS achieved.

(4)	Exercise price is equal to the closing price on the award date of February 12, 2016.

(5)	Grant date fair values of options awarded to the NEOs on February 12, 2016 were based on an implied value of $20.02 per share as determined using a binomial valuation technique under Accounting Standards Codification Topic 718. Grant date fair value of PRSUs was based on the assumption that the performance conditions will be met.

Outstanding Equity Awards at Fiscal Year-End 2016

The following table sets forth details, on an award-by-award basis, of the outstanding equity awards held by each NEO as of December 31, 2016.

		Option Awards				Stock Awards
Name	Grant Date (1)	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Units that Have Not Vested (2)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Units That Have Not Vested
E. Scott Santi	2/11/2011	101,297	-	$55.81	2/11/2021	-	-
	2/10/2012	108,885	-	$55.71	2/9/2022	-	-
	2/15/2013	228,891	76,297	$63.25	2/14/2023	-	-
	2/14/2014	112,211	112,211	$78.59	2/14/2024	32,446	$3,973,337
	2/13/2015	46,161	138,484	$98.26	2/13/2025	29,004	$3,551,830
	2/12/2016	-	199,800	$91.88	2/12/2026	32,651	$3,998,441
Michael M. Larsen	9/16/2013	52,447	17,483	$75.10	9/16/2023		-
	2/14/2014	27,502	27,503	$78.59	2/14/2024	10,603	$1,298,443
	2/13/2015	10,932	32,799	$98.26	2/13/2025	9,159	$1,121,611
	2/12/2016	-	44,955	$91.88	2/12/2026	9,795	$1,199,496
David C. Parry	2/10/2012	108,885	-	$55.71	2/9/2022	-	-
	2/15/2013	76,296	25,433	$63.25	2/14/2023	-	-
	2/14/2014	33,003	33,003	$78.59	2/14/2024	12,724	$1,558,181
	2/13/2015	12,147	36,443	$98.26	2/13/2025	10,177	$1,246,275
	2/12/2016	-	49,950	$91.88	2/12/2026	10,883	$1,332,732
Christopher A. O’Herlihy	2/11/2011	36,467	-	$55.81	2/11/2021	-	-
	2/10/2012	43,554	-	$55.71	2/9/2022	-	-
	2/15/2013	27,975	9,326	$63.25	2/14/2023	-	-
	2/14/2014	14,851	14,851	$78.59	2/14/2024	5,725	$701,084
	2/13/2015	5,668	17,007	$98.26	2/13/2025	4,749	$581,563
	2/12/2016	-	37,462	$91.88	2/12/2026	8,162	$999,519
Sundaram Nagarajan	2/11/2011	4,554	-	$55.81	2/11/2021	-	-
	2/15/2013	27,975	9,326	$63.25	2/14/2023	-	-
	2/14/2014	13,751	13,751	$78.59	2/14/2024	5,301	$649,160
	2/13/2015	5,264	15,792	$98.26	2/13/2025	4,410	$540,049
	2/12/2016	-	22,893	$91.88	2/12/2026	4,988	$610,830

(1)	Stock options vest at the rate of 25 percent per year from the award date with exceptions for termination upon death, disability, retirement and change-in-control.

(2)	PRSUs are subject to three-year vesting, as well as a performance goal based on cumulative earnings per share from continuing operations over a three-year period.

Option Exercises and Stock Vested

The following table provides information regarding option exercises and stock vesting for each NEO during 2016. The value realized upon the exercise of options is calculated using the difference between the option exercise price and the market price at the time of exercise multiplied by the number of shares underlying the option. The value realized upon the vesting of stock awards is based on the market price on the vesting date.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
E. Scott Santi	74,077	$5,229,718	35,573	$3,268,447
Michael M. Larsen	-	-	13,316	$1,547,186
David C. Parry	151,037	$7,972,819	15,810	$1,452,623
Christopher A. O’Herlihy	22,941	$1,417,378	5,797	$532,628
Sundaram Nagarajan	47,979	$3,153,808	5,797	$532,628

Pension Benefits

The following table provides pension benefit information through our financial statement measurement date of December 31, 2016 for each NEO serving as of that date.

Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit (1)(2)
E. Scott Santi	ITW Retirement Accumulation Plan	34.621	$758,382
	ITW Nonqualified Pension Plan	34.621	$7,780,000
Michael M. Larsen	ITW Retirement Accumulation Plan (3)	-	-
	ITW Nonqualified Pension Plan (3)	-	-
David C. Parry	ITW Retirement Accumulation Plan	22.742	$952,741
	ITW Nonqualified Pension Plan	22.742	$4,835,137
Christopher A. O’Herlihy	ITW Retirement Accumulation Plan (4)	10.455	$80,732
	ITW Nonqualified Pension Plan (4)	-	-
	ITW Irish Pension Plan (4)	11.167	$1,337,254
Sundaram Nagarajan	ITW Retirement Accumulation Plan	20.000	$431,700
	ITW Nonqualified Pension Plan	20.000	$1,265,347

(1)	Assuming the individual receives a lump-sum distribution at normal retirement, present values are based on the 3.93 percent discount rate used for financial reporting purposes.
(2)	In the event of a change-in-control or departure due to death, disability or retirement, the total pension payable is reflected in the total of the above amounts. The allocation between the ITW Retirement Accumulation Plan and the ITW Nonqualified Pension Plan depends on the actual lump sum and annuity values calculated using the actual applicable interest rates and IRS limits.
(3)	Mr. Larsen, who joined the Company in 2013, is not eligible to participate in the Company’s pension plans, which were closed to new entrants effective January 1, 2007.
(4)	Mr. O’Herlihy participated in the ITW Retirement Accumulation Plan from 1989 through 1999. From 1999 through August 2011, he was employed in Ireland, participated in the ITW Irish Pension Plan and ceased active participation in the U.S. plan. Upon his return to the U.S. in 2011, he was ineligible to actively participate in the U.S. plan due to the plan participation closure effective January 1, 2007.

ITW Retirement Plans

ITW Retirement Accumulation Plan

We maintain the ITW Retirement Accumulation Plan (the “Pension Plan”) for the benefit of eligible employees of participating U.S. businesses to provide a portion of the income necessary for retirement. The Pension Plan was closed to new entrants effective January 1, 2007. The Pension Plan is structured as a “pension equity plan” under which a participant accumulates an age-based percentage for each year of plan participation. The sum of the Accumulated Percentages multiplied by final average annual pay (generally, salary and annual incentive paid in the highest five years out of the last ten complete calendar years of service), plus the sum of the Excess Percentages multiplied by the final average annual pay above the Covered Compensation, produce an amount that can be received as a lump-sum payment or an actuarially equivalent lifetime annuity. For each year of credited service after December 31, 2000, the age-based percentages are as follows:

Age During the Year	Pay Accumulation Percentage	Excess Percentage (1)
Less than 30	2%	2%
30-34	3%	2%
35-39	4%	2%
40-44	5%	2%
45	7%	2%
46-49	7%	6%
50-54	10%	6%
55-59	13%	6%
60 or older	16%	6%

(1)	Covered compensation is a 35-year average of the maximum earnings recognized in calculating Social Security benefits. For 2016, the covered compensation amount for an individual attaining age 65 was $75,180, while for an employee age 35 or younger it was $118,500.

Prior to 2001, the Pension Plan operated under a traditional annuity formula (a normal retirement benefit equal to 1 percent of final average pay and 0.65 percent of such pay in excess of covered compensation for each of the first 30 years of credited service plus 0.75 percent of average pay for any additional years). As part of the transition to the pension equity formula, as of December 31, 2000:

•	Accrued benefits under the traditional annuity formula were converted to an initial pension equity percentage by calculating the lump-sum value of the normal retirement annuity and dividing by the average annual pay at that time.

•	Anyone who had 5 years of participation and whose age plus vesting service equaled at least 50 years was entitled to additional pension equity credits of 4 percent of final average annual pay per year for each year of employment through 2015.

ITW Irish Pension Plan

The Irish Pension Plan operates under a traditional annuity formula (a normal retirement benefit equal to 1.5 percent of final average pay for each year of credited service). The final average pay is the highest consecutive pensionable base salary over any three-year period over the last ten complete years of service.

Nonqualified Pension Plan

The Nonqualified Pension Plan is maintained to make up for benefits that cannot be paid under the tax-qualified Pension Plan due to Internal Revenue Code limitations on the amount of compensation that may be considered and the amount of benefit that may be paid. The Company has not considered awarding additional years of service to executive officers under the plan and, therefore, does not currently have a policy on such awards. For the most part, the Nonqualified Pension Plan uses the same formulas and other computation elements as the Pension Plan with certain exceptions, including the following:

•	The Pension Plan uses net compensation after deferrals under the Executive Contributory Retirement Income Plan (the “ECRIP”), and the Nonqualified Pension Plan uses total eligible compensation (generally, salary and non-equity incentive compensation).

•	The Nonqualified Pension Plan provides that a participant who leaves the Company, other than upon retirement, may forfeit any plan benefits based on eligible compensation above the IRS maximum amount ($265,000 in 2016) that may be recognized under a tax-qualified plan.

•	In addition to the annuity and lump-sum options available under the Pension Plan, a participant in the Nonqualified Pension Plan may elect to receive fixed monthly installments over 2 to 20 years. If the executive left employment prior to death, disability or retirement, or if the plan is terminated in conjunction with a change-in-control, the benefit from the Nonqualified Pension Plan would be paid as a lump sum.

Nonqualified Deferred Compensation

The Company’s ECRIP offers designated executives an opportunity to defer a portion of their salary and earned non-equity incentive to a deferred compensation account to receive the employer contributions they would otherwise receive if such deferrals had been made under our tax-qualified 401(k) Savings and Investment Plan. Deferred amounts receive a rate of interest based on the monthly Moody’s Long-Term Corporate Bond Yield Average (the “Moody’s Rate”). All of the NEOs are eligible for the ECRIP. An ECRIP participant can defer from 6 percent to 50 percent of his or her salary and from 6 percent to 85 percent of his or her non-equity (annual and LTI Cash) incentive, with the applicable matching contribution on either component under the Savings and Investment Plan formula (in lieu of any matching contributions under that plan). Deferrals under the ECRIP reduce the compensation that may be recognized under the Savings and Investment Plan and the tax-qualified Pension Plan.

The ECRIP has a limit on the amount of interest under the Moody’s Rate that would be recognized (12 percent annualized, or 15.6 percent for amounts eligible to receive 130 percent of the Moody’s Rate), a return of deferral feature whereby an individual could elect to receive a return of the principal amount deferred after a period of at least five years, and options for payment following death, disability or retirement as a lump sum or in monthly installments over 2 to 20 years.

Retirement under the ECRIP is defined as having attained age 55 with at least 10 years of service, or age 65 with at least 5 years of service. If an ECRIP participant’s employment ends due to retirement, death, or disability, amounts deferred to the ECRIP prior to January 1, 2010 would receive interest crediting of 130 percent of the Moody’s Rate. Amounts deferred to the ECRIP after December 31, 2009 are not eligible to receive 130 percent of the Moody’s Rate and would receive interest crediting at 100 percent of the Moody’s Rate. During 2016, the Moody’s Rate applied to ECRIP accounts ranged from 3.72 percent to 4.57 percent for amounts eligible for 100 percent of the Moody’s Rate, and 4.84 percent to 5.95 percent for amounts eligible for 130 percent of Moody’s.

If terminated in conjunction with a change-in-control, participants would receive their ECRIP as a lump-sum payment, as if a retirement event had occurred.

The following table sets forth ECRIP account information for each NEO during fiscal year 2016. Other than the distributions shown below, there were no withdrawals by, or distributions to, an NEO under the ECRIP in 2016.

Name	Executive Contributions in 2016 (1)	Registrant Contributions in 2016 (2)	Aggregate Earnings in 2016	Aggregate Distributions in 2016	Aggregate Balance at December 31, 2016 (3)(4)
E. Scott Santi	$304,225	$122,221	$157,341	$23,759	$3,603,203
Michael M. Larsen	$391,228	$130,909	$44,362	-	$1,235,089
David C. Parry	$182,511	$96,902	$273,316	-	$5,698,884
Christopher A. O’Herlihy	$542,955	$154,539	$122,619	-	$3,293,557
Sundaram Nagarajan	$252,179	$42,989	$58,439	-	$1,404,549

(1)	As shown in the Footnote 1 Table below, includes deferrals of (i) 2016 salary reflected in the Salary column of the Summary Compensation Table; (ii) 2016 executive annual incentive amounts deferred in 2017 reflected in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table for 2016; and (iii) 2014-2016 LTI Cash deferred in 2017 reflected in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table for 2016.

Footnote 1 Table

Name	Salary Deferral in 2016	Executive Annual Incentive Deferral paid in 2017 for 2016 Performance	Executive LTI Incentive Deferral in 2017 for Performance Period of 2014 - 2016	Total Executive Deferrals in 2016	.
E. Scott Santi	$120,546	$183,679	-	$304,225
Michael M. Larsen	$70,224	$321,004	-	$391,228
David C. Parry	$76,965	$105,546	-	$182,511
Christopher A. O’Herlihy	$253,291	$289,664	-	$542,955
Sundaram Nagarajan	$78,078	$174,101	-	$252,179

(2)	These amounts are also included in the All Other Compensation column of the Summary Compensation Table for 2016.

(3)	Footnote 4 to the Summary Compensation Table sets forth above-market interest for 2016 included in aggregate earnings in this table. If Mr. Nagarajan’s employment is terminated prior to him being “retirement eligible,” he will forfeit above-market interest of $4,459 for 2016 and $47,510 in the aggregate. During 2016, Mr. Santi became “retirement eligible”; therefore, he is now vested in the aggregate above-market interest of $200,040. Above-market interest was discontinued for amounts deferred after December 31, 2009.

(4)	In addition to the Company’s contributions shown in the table above and excess interest as disclosed for 2016 in the Footnote 4 Table to the Summary Compensation Table, the following amounts of NEO and Company contributions to the ECRIP and excess interest are reported as compensation in the Summary Compensation Table for 2015 and 2014:

Footnote 4 Table

Name	Year Ended December 31, 2015	Year Ended December 31, 2014
E. Scott Santi	$581,236	$401,353
Michael M. Larsen	$452,835	$151,025
David C. Parry	$364,612	$307,412
Christopher A. O’Herlihy	$818,690	$704,471
Sundaram Nagarajan	*	*

*Mr. Nagarajan was not an NEO in 2014 or 2015.

Potential Payments upon Termination

Payments and benefits received by NEOs upon termination are governed by the arrangements described below and quantified at the end of this section. We have estimated the amounts involved assuming that the termination became effective as of December 30, 2016, the last business day of fiscal year 2016. The actual amounts to be paid out can only be determined at the time of the NEOs’ departure from the Company.

No payments or benefits are automatically payable to NEOs upon a change-in-control, and if there is a qualifying termination following a change-in-control, there are no 280G tax gross-up payments.

Annual Executive Incentive Plan

The Executive Incentive Plan (“EIP”) provides that if a participant is employed as of the last day of the fiscal year, he or she would receive any amounts earned under the Executive Incentive Plan for that fiscal year. In the event an NEO becomes permanently disabled or dies, the NEO would be eligible for a possible payout under the Executive Incentive Plan. If termination of employment other than for death, disability, retirement or change-in-control occurs prior to the last day of the fiscal year, a participant forfeits his or her award; however, the Compensation Committee has the discretion to award an amount prorated for the portion of the fiscal year that the participant was employed. Actual amounts earned based on performance by the NEOs in 2016 are discussed in more detail above in “Compensation Discussion and Analysis — Components of the 2016 Executive Compensation Program — Annual Executive Incentive Plan.”

ITW Retirement Accumulation Plan and Nonqualified Pension Plan

NEOs who are terminated for any reason receive their benefits under the ITW Retirement Accumulation Plan and Nonqualified Pension Plan as described in the Pension Benefits table above.

Executive Contributory Retirement Income Plan

NEOs who are terminated for any reason receive contributions and accumulated earnings as outlined in the Nonqualified Deferred Compensation section above.

Long-Term Incentive Plan Awards

Stock Options and PRSUs: In the event of a termination upon death or disability, all unvested options and PRSUs held by the NEOs would immediately vest. For awards granted prior to 2014, in the event of a termination upon retirement (defined as age 62 with 10 years of service or age 65 with 5 years of service), unvested options and PRSUs awarded more than one year prior to retirement would immediately vest, and unvested options and PRSUs awarded within one year prior to retirement would become 25 percent vested. Beginning with awards made in 2014, retirement is defined as a combined age and service of 70, subject to a minimum age of 55 and a minimum service of 5 years, and unvested options will continue to vest according to the original vesting schedule instead of immediately vesting in the event of a recipient’s retirement more than one year after the grant date of the award. Messrs. Santi and Parry met the retirement criteria for the 2014, 2015 and 2016 awards as of December 31, 2016.

In the event of a change-in-control, options and PRSUs that are continued or replaced would only vest upon a termination of employment after the change-in-control. Unvested options and PRSUs that are not replaced would fully vest. In the case of PRSUs, all such vesting events are subject to the achievement of performance goals. For all NEOs, in the event of a termination other than upon retirement, death, disability or a change-in-control, any unvested options and PRSUs held on such date by the NEOs would be forfeited.

LTI Cash: In the event of a termination upon death or disability, the LTI Cash award would vest based on actual performance level achieved and be paid after the end of the performance period. In the event of a termination upon retirement (defined as termination after age 62 with 10 years of service or age 65 with 5 years of service for awards prior to 2014; beginning in 2014, defined as a combined age and service of 70, subject to a minimum age of 55 and a minimum service of 5 years), the LTI Cash award would vest pro-rata and be paid after the end of the performance period. In the event of a change-in-control, an LTI Cash award that is not replaced will vest pro-rata at the greater of target or actual achievement level. In the event of an actual or constructive termination following a change-in-control, an LTI Cash award that has been replaced would vest pro-rata and be paid at the target level (or actual achievement level if greater).

Change-in-Control Severance Policy

Effective January 1, 2011, the Company adopted the 2011 Change-in-Control Severance Compensation Policy, which provides that, upon an actual or constructive termination following a change-in-control of the Company, the NEOs and other elected officers would be entitled to receive: (i) two times annual cash compensation (base salary plus average annual incentive pay over the prior three years); (ii) a prorated amount of that year’s annual incentive bonus at the target level (or actual achievement level if greater); and (iii) a prorated amount of the value of any LTI Cash awards at the target level (or actual achievement level if greater). We do not gross up any of the compensation paid in the event of termination due to a change-in-control.

Summary of Termination and Change-in-Control Programs

The benefits for the NEOs under each termination scenario are outlined below.

Benefit or Payment	Retirement	Involuntary (w/o Cause)	Death/ Disability	Termination in Connection with a Change-in-control
Base Salary	N/A	1 week per year of service	N/A	2 times annual salary
Benefits	N/A	Based on years of service	N/A	N/A
Executive Incentive Plan (1)(2)	Pro-rata vesting	Pro-rata payout	Pro-rata vesting	2 times the average bonus paid in the prior 3 years plus pro-rata payout for current year
Executive Contributory Retirement Income Plan (1)	Yes	Yes	Yes	Yes
Retirement Accumulation Plan and Nonqualified Pension Plan (1)	Yes	Yes	Yes	Yes
Vesting of Unvested PRSUs (2)	Vests 100 percent if retirement is 1 year or more after award; if retirement is less than 1 year after award, 25 percent vests and 75 percent is forfeited (3)	N/A	100 percent vesting (4)	Subject to replacement and double trigger (5); otherwise, 100 percent vesting
Vesting of Unvested Stock Options	If retirement is 1 year or more after award: Pre-2014 awards – vests 100 percent; Post-2013 awards – Continue vesting (3); if less than 1 year, 25 percent vests and 75 percent is forfeited	N/A	100 percent vesting	Subject to replacement and double trigger (5); otherwise, 100 percent vesting
Payment of Long-Term Cash (LTI Cash)(2)(3)	Pro-rata vesting (4)	N/A	100 percent vesting (4)	Subject to replacement and double trigger (5); otherwise, pro-rata amount based on termination date (6)

(1)	Retirement for these awards is defined as termination after age 55 and 10 years of service.

(2)	All vesting for these awards is subject to achievement of performance goals, except for termination upon death or disability.

(3)	Retirement for awards granted through 2013 is defined as termination after age 62 with 10 years of service or age 65 with 5 years of service. For awards granted in 2014 and later, retirement is defined as a combination of age and service of 70 with a minimum age of 55 and minimum service of 5 years.

(4)	Vesting is limited to the extent that the performance level for the award is achieved. If the minimum performance level is not achieved, the award is forfeited.

(5)	Awards that are replaced after a change-in-control do not receive accelerated vesting. Double-trigger vesting occurs for awards that are continued or replaced if actual or constructive termination occurs within two years of a change-in-control of the Company.

(6)	Pro-rata vesting is at the greater of target or actual achievement level.

Termination and Change-in-Control Payments and Benefits

The following table shows the value of payments and benefits that the NEOs would receive pursuant to the 2011 Long-Term Incentive Plan, the 2015 Long-Term Incentive Plan and the 2011 Change-In-Control Severance Compensation Policy upon retirement, involuntary termination without cause, death, disability or a change-in-control, assuming that termination occurred as of the last business day of fiscal 2016. It also shows the Company’s severance benefits that would be payable to the NEOs and that are available to employees generally. For purposes of this table, LTI Cash payment is assumed at target level. The value of unvested stock options and PRSUs, if accelerated upon a change-in-control or termination, is determined using the excess, if any, of $122.46 (the closing price of ITW common stock on December 30, 2016) over the option exercise price.

Mr. Santi and Mr. Parry met the retirement criteria for various grants under the Long-Term Incentive Plan during 2016. Since Mr. Santi does not meet the retirement criteria for his 2013 stock options, the unvested options would be forfeited. Mr. Parry’s unvested 2013 stock options would accelerate. The 2014 and 2015 PRSUs, LTI Cash awards and stock options continue vesting. In addition, 75 percent of the 2016 PRSU and stock option awards would be forfeited since the assumed retirement occurs within the award year. The LTI Cash award would be pro-rated based on the retirement date.

Voluntary termination without good reason is not shown in the table because such a termination would not trigger the payment of severance benefits or annual long-term incentives.

Named Executive Officer	Benefit	Retirement	Involuntary Termination (w/o Cause)	Death or Disability	Termination Upon a CIC
E. Scott Santi	Severance (Base)	$-	$583,000	$-	$6,886,828
	Benefits	$-	$7,482	$-	$-
	Current year EIP	$1,692,360	$1,836,786	$1,836,786	$1,836,786
	Stock Options (Value of accelerated options)	$-	$-	$18,901,439	$18,901,439
	Restricted Stock Units (Value of unvested PRSUs)	$8,524,777	$-	$11,523,608	$11,523,608
	LTI - Cash (Value of accelerated cash)	$2,898,810	$-	$8,400,000	$5,448,810
	Total	$13,115,947	$2,427,268	$40,661,833	$44,597,471
Michael M. Larsen	Severance (Base)	$-	$40,755	$-	$2,979,715
	Benefits	$-	$1,521	$-	$-
	Current year EIP	$-	$642,008	$642,008	$642,008
	Stock Options (Value of accelerated options)	$-	$-	$4,203,011	$4,203,011
	Restricted Stock Units (Value of unvested RSUs)	$-	$-	$3,619,550	$3,619,550
	LTI - Cash (Value of accelerated cash)	$-	$-	$2,633,333	$1,732,973
	Total	$-	$684,284	$11,097,902	$13,177,257

Named Executive Officer	Benefit	Retirement	Involuntary Termination (w/o Cause)	Death or Disability	Termination Upon a CIC
David C. Parry	Severance (Base)	$-	$342,451	$-	$3,269,517
	Benefits	$-	$6,413	$-	$-
	Current year EIP	$703,641	$703,641	$703,641	$703,641
	Stock Options (Value of accelerated options)	$1,505,888	$-	$5,363,121	$5,363,121
	Restricted Stock Units (Value of unvested PRSUs)	$3,137,640	$-	$4,137,189	$4,137,189
	LTI - Cash (Value of accelerated cash)	$999,600	$-	$3,000,000	$1,999,600
	Total	$6,346,769	$1,052,505	$13,203,951	$15,473,068
Christopher A.	Severance (Base)	$-	$343,242	$-	$2,412,937
O’Herlihy	Benefits	$-	$10,645	$-	$-
	Current year EIP	$-	$579,327	$579,327	$579,327
	Stock Options (Value of accelerated options)	$-	$-	$2,760,863	$2,760,863
	Restricted Stock Units (Value of unvested PRSUs)	$-	$-	$2,282,165	$2,282,165
	LTI - Cash (Value of accelerated cash)	$-	$-	$1,666,667	$1,010,830
	Total	$-	$933,214	$7,289,022	$9,046,122
Sundaram Nagarajan	Severance (Base)	$-	$261,810	$-	$2,098,679
	Benefits	$-	$10,645	$-	$-
	Current year EIP	$-	$580,338	$580,338	$580,338
	Stock Options (Value of accelerated options)	$-	$-	$2,237,683	$2,237,683
	Restricted Stock Units (Value of unvested PRSUs)	$-	$-	$1,800,040	$1,800,040
	LTI - Cash (Value of accelerated cash)	$-	$-	$1,308,333	$858,152
	Total	$-	$852,793	$5,926,394	$7,574,892

Stock options, PRSUs and LTI Cash awards, whether vested or unvested, are subject to forfeiture if the holder competes with, or divulges confidential information about, the Company, or if the Compensation Committee determines that the holder engaged in gross misconduct or conduct that is against the business interests of the Company. Awards granted after January 1, 2011 are also subject to forfeiture, in whole or in part, in order to comply with applicable law, regulation, stock exchange, accounting rule, or our clawback policy.

Equity Compensation Plan Information

The following table provides information as of December 31, 2016 about the Long-Term Incentive Plan.

Plan Category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights	(b) Weighted- average exercise price of outstanding options	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	6,160,325(1)	$68.05	9,101,903

(1)	Includes directors’ deferred shares, and shares subject to RSUs and PRSUs.

Compensation Committee Report

The Compensation Committee of the Board of Directors hereby furnishes the following report to the stockholders of the Company in accordance with rules adopted by the Securities and Exchange Commission.

We have reviewed and discussed with management the Compensation Discussion and Analysis contained in this proxy statement. Based on our review and discussions, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission for the year ended December 31, 2016.

This report is submitted on behalf of the members of the Compensation Committee:

James A. Skinner, Chairman

Susan Crown

James W. Griffith

Richard H. Lenny

Robert S. Morrison

Anré D. Williams

Certain Relationships and Related Party Transactions

We review related-party transactions in accordance with our Statement of Principles of Conduct, by-laws and Corporate Governance Guidelines, rather than a separate written policy. A related-party transaction is a transaction involving the Company and any of the following persons: a director, director nominee or executive officer of the Company; a holder of more than 5% of ITW common stock; or an immediate family member or person sharing the household of any of these persons.

Our Statement of Principles of Conduct states that our directors, officers and employees must avoid engaging in any activity, such as related-party transactions, that might create a conflict of interest or a perception of a conflict of interest. These individuals are required to raise for consideration any proposed or actual transaction that they believe may create a conflict of interest. Our by-laws provide that no related-party transaction is void or voidable solely because a director has an interest if (1) the material facts are disclosed to or known by the Board of Directors and the transaction is approved by the disinterested directors or an appropriate Board committee comprised of disinterested directors, (2) the material facts are disclosed to or known by the stockholders and the transaction is approved by the stockholders, or (3) the transaction is fair to the Company as of the time it is approved. Our Corporate Governance Guidelines provide that the Board will apply established Categorical Standards for Director Independence in making its independence determinations. Under the standards, certain relationships between the Company and a director would preclude a director from being considered independent.

On an annual basis, each director and executive officer completes a Directors’ and Officers’ Questionnaire, which requires disclosure of any transactions with the Company in which he or she, or any member of his or her immediate family, has a direct or indirect material interest. The Corporate Governance and Nominating Committee reviews these questionnaires and discusses any related-party transaction disclosed therein.

In addition, under its charter, the Audit Committee is responsible for reviewing, approving, ratifying or disapproving all proposed related-party transactions that, if entered into, would be required to be disclosed under the rules and regulations of the SEC. In reviewing related-party transactions, the Audit Committee considers the factors set forth in our Statement of Principles of Conduct, by-laws and Corporate Governance Guidelines, as well as other factors, including the Company’s rationale for entering into the transaction, alternatives to the transaction, whether the transaction is on terms at least as fair to the Company as would be the case were the transaction entered into with a third party, and the potential for an actual or apparent conflict of interest. No member of the Audit Committee having an interest in a related-party transaction may participate in any decision regarding that transaction.

The son of David C. Parry, one of ITW’s Vice Chairmen in 2016, is employed by the Company and earned fiscal year 2016 compensation in excess of $120,000. His compensation was comparable to other employees in a similar job position.

We maintain a commercial banking relationship with The Northern Trust Company and its wholly owned subsidiaries. The Northern Trust Company is a wholly owned subsidiary of Northern Trust Corporation and beneficially owns approximately 11.8% of our common stock. Ms. Susan Crown and Messrs. Jay L. Henderson and David B. Smith, Jr., directors of the Company, are also directors of Northern Trust Corporation and The Northern Trust Company. In 2016, The Northern Trust Company provided the following services to the Company: credit services, treasury and investment management services, trade services, credit enhancement or payment guaranty, acting as agent or fiduciary, consulting services, risk management services, securities lending services and broker dealer services. In addition, The Northern Trust Company serves as the trustee under the Company’s principal U.S. pension plans. The banking and trustee relationships with The Northern Trust Company are conducted in the ordinary course of business on an arm’s-length basis. Banking, investment management, trustee and other administrative fees paid to The Northern Trust Company or affiliates by the Company were approximately $2.6 million in 2016.

Audit Committee Report

The Audit Committee of the Board of Directors is composed of seven independent directors, as defined in the listing standards of the New York Stock Exchange, and the Board of Directors has determined that all Audit Committee members are “financially literate.” In addition, the Board of Directors has determined that Messrs. Brutto and Henderson meet the Securities and Exchange Commission criteria of “audit committee financial expert.” The Audit Committee operates under a written charter adopted by the Board of Directors, which was most recently reviewed by the Audit Committee in February 2017.

The Audit Committee is responsible for providing oversight to the Company’s financial reporting process through periodic meetings with ITW’s independent registered public accountants, internal auditors and management in order to review accounting, auditing, internal control and financial reporting matters. The Audit Committee is also responsible for assisting the Board in overseeing: (a) the integrity of the Company’s financial statements; (b) the Company’s compliance with legal and regulatory requirements; (c) the independent registered public accounting firm’s qualifications, independence and performance; (d) the Company’s overall risk policies and practices; and (e) the performance of the Company’s internal audit function. Company management is responsible for the preparation and integrity of the financial reporting information and related systems of internal controls. The Audit Committee, in carrying out its role, relies on Company senior management, including senior financial management, and ITW’s independent registered public accounting firm.

The following is the report of the Audit Committee.

We have reviewed and discussed with senior management the audited financial statements of the Company. Management has confirmed to the Audit Committee that the financial statements have been prepared in conformity with generally accepted accounting principles.

We have reviewed and discussed with senior management their assertion and opinion regarding the Company’s internal controls. Management has confirmed to the Audit Committee that internal controls over financial reporting have been appropriately designed and are operating effectively to prevent or detect any material financial statement misstatements. We have also reviewed and discussed with Deloitte & Touche LLP, ITW’s independent registered public accounting firm, its audit and opinion regarding the Company’s internal controls.

We have reviewed and discussed with Deloitte & Touche LLP the matters required to be discussed by PCAOB Auditing Standard No. 1301 (Communications with Audit Committees) under which Deloitte & Touche LLP must provide us with additional information regarding the scope and results of its audit of the Company’s financial statements. This information includes: (1) Deloitte & Touche LLP’s responsibility under generally accepted auditing standards; (2) significant accounting policies; (3) management judgments and estimates; (4) any significant audit adjustments or internal control matters; (5) any disagreements with management; and (6) any difficulties encountered in performing the audit.

We have received from Deloitte & Touche LLP a letter providing the disclosures required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence with respect to any relationships between Deloitte & Touche LLP and the Company that in its professional judgment may reasonably be thought to bear on independence. Deloitte & Touche LLP has discussed its independence with us, and it has confirmed in the letter that, in its professional judgment, it is in a position to serve the Company as its Independent Registered Public Accounting Firm.

The Audit Committee also discussed with the Company’s internal auditors and independent registered public accounting firm the overall scope and plans for their respective audits. The Audit Committee meets periodically with the internal auditors and independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

Based on the reviews and discussions described above, we recommended to the Board of Directors, and the Board approved, the inclusion of the audited financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016, for filing with the Securities and Exchange Commission.

Pamela B. Strobel, Chair

Daniel J. Brutto

Jay L. Henderson

Richard H. Lenny

David B. Smith, Jr.

Kevin M. Warren

Anré D. Williams

Proposal 2 - Ratification of the Appointment of Independent

Registered Public Accounting Firm

The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the independent registered public accounting firm retained to audit ITW’s financial statements. The Audit Committee is also directly involved in the selection of the independent registered public accounting firm’s new lead engagement partner in conjunction with the mandatory rotation of the lead engagement partner.

The Audit Committee has engaged Deloitte & Touche LLP (“Deloitte”) to serve as ITW’s independent registered public accounting firm for the fiscal year ending December 31, 2017. Deloitte & Touche LLP has been employed to perform this function for the Company since 2002.

Audit Fees

Deloitte, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, the “Deloitte Entities”) will bill us approximately $9,646,000 for professional services in connection with the 2016 audit, as compared with $10,019,000 for the 2015 audit of the annual financial statements and internal controls. These fees relate to: (i) the audit of the annual financial statements included in our Annual Report on Form 10-K; (ii) the review of the quarterly financial statements included in our Quarterly Reports on Form 10-Q; (iii) the internal controls audit; and (iv) statutory audits.

Audit-Related Fees

During 2016 and 2015, the Deloitte Entities billed us approximately $155,000 and $268,000, respectively, for audit-related services. These fees relate to work performed with respect to technical accounting assistance and comfort letters related to debt issuances.

Tax Fees

These fees include work performed by the Deloitte Entities for 2016 and 2015 with respect to tax compliance services such as assistance in preparing various types of tax returns globally ($1,215,000 and $1,442,000, respectively) and tax planning services, often related to our restructurings and new tax rules ($517,000 and $1,562,000, respectively).

All Other Fees

There were no fees for other services rendered by the Deloitte Entities for 2016 and 2015.

Audit Committee Pre-Approval Policies

The Audit Committee has adopted policies and procedures for pre-approval of all audit and non-audit related work to be performed by ITW’s independent registered public accounting firm. As a part of those procedures, the Audit Committee performs a qualitative analysis of all non-audit work to be performed by our independent registered public accounting firm. Each year, the Audit Committee receives a detailed list of the types of audit-related and non-audit related services to be performed, along with estimated fee amounts. The Audit Committee then reviews and pre-approves audit work and certain categories of tax and other non-audit services that may be performed. In conducting its analysis, the Audit Committee carefully contemplates the nature of the services to be provided and considers whether such services: (i) are prohibited under applicable rules; (ii) would result in our accountants auditing their own work; (iii) would result in our accountants performing management functions; (iv) would place our accountants in a position of acting as an advocate for the Company; or (v) would present a real risk of a conflict of interest or otherwise impair our accountants’ independence. The Audit Committee also annually pre-approves the budget for annual GAAP, statutory and benefit plan audits. Company management provides quarterly updates to the Audit Committee regarding year-to-date expenditures versus budget for audit and non-audit services. The Audit Committee also considers whether specific projects or expenditures could potentially affect the independence of ITW’s independent registered public accounting firm.

The Audit Committee annually reviews Deloitte’s independence and performance in determining whether to retain Deloitte or engage another firm as our independent registered public accounting firm. In the course of these reviews, the Audit Committee considers, among other things:

• Deloitte’s historical and recent performance on the ITW audit;

• External data relating to audit quality and performance, including recent Public Company Accounting Oversight Board (“PCAOB”) reports on Deloitte and its peer firms;

• Deloitte’s independence;

• The appropriateness of Deloitte’s fees, on both an absolute basis and as compared to its peer firms;

• Deloitte’s tenure as our independent auditor and its familiarity with our global operations and businesses, accounting policies and practices and internal control over financial reporting; and

• Deloitte’s capability and expertise in handling the breadth and complexity of our global operations.

Based on this evaluation, the Audit Committee believes that Deloitte is independent and that it is in the best interests of the Company and our stockholders to retain Deloitte to serve as our independent registered public accounting firm for 2017.

Although we are not required to do so, we believe that it is appropriate for us to request stockholder ratification of the appointment of Deloitte as our independent registered public accounting firm. If stockholders do not ratify the appointment, the Audit Committee will investigate the reasons for the stockholders’ rejection and reconsider the appointment. Representatives of Deloitte will be present at our Annual Meeting and will have the opportunity to make a statement and respond to questions.

The Board of Directors recommends a vote “FOR” ratification of the appointment of

Deloitte & Touche LLP

Proposal 3 - Advisory Vote on Executive Compensation

In accordance with the recommendation by the Board and the preference expressed by our stockholders at the 2011 Annual Meeting, the Company has an advisory vote on executive compensation annually. The Company is seeking your advisory vote on our executive compensation, as disclosed in the “Compensation Discussion and Analysis” section, the compensation tables and any related material disclosed in this proxy statement pursuant to the SEC’s compensation disclosure rules. The Compensation Committee will review the voting results and take them into consideration when making future decisions regarding executive compensation, but because your vote is advisory, it will not be binding on the Compensation Committee, the Board or the Company.

We believe that our executive compensation program is competitive and strongly aligned with our Enterprise Strategy performance goals and the long-term interests of our stockholders. Our compensation program and structure are more fully described in the “Compensation Discussion and Analysis” and “NEO Compensation” sections of this proxy statement. We encourage you to closely review this information before voting on the compensation we paid to our NEOs in 2016.

We ask our stockholders to approve, on an advisory basis, the compensation of our NEOs by voting “FOR” the following resolution:

Resolved, that the compensation of the named executive officers of Illinois Tool Works Inc. (the “Company”) as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission under “Compensation Discussion and Analysis,” in the Summary Compensation Table, the related compensation tables and the related narrative disclosures in the Company’s proxy statement for its 2017 Annual Meeting, is hereby approved.

The Board of Directors recommends a vote “FOR” the approval of the compensation of the Company’s named executive officers

Proposal 4 - Advisory Vote on the Frequency of the Advisory Vote on Executive Compensation

We are providing shareholders with the opportunity to cast an advisory vote regarding the frequency of advisory votes on executive compensation, commonly known as “say-on-pay” votes. Shareholders may vote on whether the advisory vote on executive compensation should occur every one, two or three years.

We are required to hold an advisory vote regarding the frequency of “say-on-pay” votes every six years. The Company’s stockholders were provided with the opportunity to vote on the frequency of “say-on-pay” votes in 2011. The stockholders voted in favor of holding “say-on-pay” votes annually and the Board adopted this standard.

After consideration of each alternative, the Board recommends that the advisory vote on executive compensation continue to be submitted to the stockholders every year. While the Company utilizes three-year performance cycles in its long-term compensation grants, compensation decisions regarding salary, incentive bonus, stock options and awards of long-term grants are made annually, and an annual vote provides feedback for our Compensation Committee that can be taken into account each year when making compensation decisions and setting our compensation philosophy, policies and practices. An annual advisory vote is also consistent with our practice of open dialogue with our stockholders.

Your vote on frequency is advisory and will not be binding on the Board or the Company. Although non-binding, the Board and the Compensation Committee value the views of the Company’s stockholders and will carefully consider the outcome of the frequency vote. Notwithstanding the Board’s recommendation and the outcome of the stockholder vote, the Board may in the future decide to conduct advisory votes on a more or less frequent basis and may vary its practice based on factors such as discussions with stockholders and the adoption of material changes to compensation programs.

The Board of Directors recommends a vote for a ONE-YEAR frequency of the advisory vote on executive compensation

Proposal 5 - To Vote on a Stockholder Proposal to Grant Stockholders the Right to Act by Written Consent

The Company has been notified that John Chevedden, whose address is 2215 Nelson Avenue, No. 205, Redondo Beach, California 90278, intends to present the following proposal (the “Stockholder Proposal”) for consideration at the 2017 Annual Meeting. Mr. Chevedden has submitted documentation indicating that he is the beneficial owner of no less than 100 shares of the Company’s common stock.

You should read carefully the description of the proposal. The Board of Directors recommends that you vote “AGAINST” the Stockholder Proposal.

Stockholder Proposal and Supporting Statement:

Resolved, Shareholders request that our board of directors undertake such steps as may be necessary to permit written consent by shareholders entitled to cast the minimum number of votes that would be necessary to authorize the action at a meeting at which all shareholders entitled to vote thereon were present and voting. This written consent is to be consistent with applicable law and consistent with giving shareholders the fullest power to act by written consent consistent with applicable law. This includes shareholder ability to initiate any topic for written consent consistent with applicable law.

This proposal topic won majority shareholder support at 13 major companies in a single year. This included 67%-support at both Allstate and Sprint. Hundreds of major companies enable shareholder action by written consent.

Taking action by written consent in lieu of a meeting is a means shareholders can use to raise important matters outside the normal annual meeting cycle. A shareholder right to act by written consent and to call special meeting are 2 complimentary ways to bring an important matter to the attention of both management and shareholders outside the annual meeting cycle. Taking action by written consent saves the expense of holding a special shareholder meeting. Also our company requires 20% of shareholders to aggregate their shares to call a special meeting – a much higher hill to climb than the 10% of shareholders permitted by Delaware law.

Please vote to enhance shareholder value:

Right to Act by Written Consent- Proposal 5

Board of Directors Statement in Opposition

Our Board recommends a vote AGAINST this proposal.

Our Board has carefully considered the Stockholder Proposal and unanimously recommends a vote AGAINST the proposal. The Board believes that stockholder action by written consent is not necessary in light of stockholders’ existing ability to call a special meeting. The Board amended the Company’s Certificate of Incorporation in May 2016 following stockholder approval of a Company proposal to allow stockholders holding 20% of the Company’s voting power to call a special meeting, with no material restrictions on subject matter. The 20% threshold was requested in a stockholder proposal included in the Company’s proxy statement in 2015. The Board explained in the 2016 proxy statement and continues to believe that an ownership threshold of 20% to call a special meeting achieves a reasonable balance between enhancing stockholder rights and adequately protecting the long-term interests of the Company and its stockholders.

The Board believes that a special meeting is a more appropriate method than action by written consent for stockholders to take action between regular annual meetings, as a special meeting ensures that all stockholders receive notice, adequate time to review proposals and a forum for expressing their views. By contrast, stockholder action by written consent may not result in all stockholders receiving notice of a proposed action and does not permit a variety of views on a proposal to be exchanged. Action by written consent can also create confusion and disruption, as stockholder groups may solicit multiple written consents simultaneously, some of which may be duplicative or contradictory. The Board believes that matters of sufficient importance to warrant action between annual stockholder meetings should not be decided without notification to all stockholders and an opportunity for all stockholders to be heard and to vote at a meeting.

The Company is committed to sound corporate governance and has taken a number of steps to enhance stockholder rights. In addition to amending the Certificate of Incorporation to allow stockholders to call special meetings, the Company amended its by-laws in December of 2015 to implement proxy access. The Company has also eliminated supermajority provisions in its by-laws and has an annually elected board, a majority vote standard, a director resignation policy, an anti-hedging and anti-pledging policy, a compensation recovery (clawback) policy, and no poison pill.

The Company also regularly engages with its stockholders regarding a variety of topics, including corporate governance. We invited holders of approximately 51% of our shares, represented by 25 investors, to engage with us regarding this proposal, among other topics. A majority of these investors, holding approximately 29% of our shares, informed us that they do not support the granting of written consent rights to stockholders, particularly when there is a right to call special meetings, which our by-laws provide.

Given the actions that the Company has taken to enhance stockholder rights and its commitment to strong corporate governance, and the existing right of stockholders to call special meetings, the Board believes that adoption of this proposal would not advance the Company’s or stockholders’ interests. For the reasons stated above, the Board of Directors unanimously recommends a vote AGAINST this proposal.

For the foregoing reasons, the Board of Directors believes that this proposal is not in the best interests of the Company or its stockholders and unanimously recommends that you vote “AGAINST” this proposal

Other Information

Voting Information

What am I voting on and how does the Company’s Board recommend that I vote?

The Company’s Board solicits your vote on the following proposals:

Proposal Submitted for Vote	Board Recommendation
1. The election of the directors named in this proxy statement for the upcoming year	FOR
2. The ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2017	FOR
3. An advisory vote on executive compensation	FOR
4. An advisory vote on the frequency of the advisory vote on executive compensation (i.e., every one, two or three years)	ONE YEAR
5. A non-binding stockholder proposal to permit stockholders to act by written consent	AGAINST

Who may vote?

Stockholders at the close of business on March 7, 2017, the record date, may vote. On that date, there were 345,668,225 shares of ITW common stock outstanding.

How many votes do I have?

Each share of ITW common stock that you own entitles you to one vote.

How do I vote?

You may vote your shares in one of the following four ways:

1. By telephone:	See the instructions at www.proxyvote.com;
2. By Internet:	See the instructions at www.proxyvote.com;
3. By mail:	If you received a printed copy of these proxy materials by mail, by signing, dating and mailing the enclosed proxy card; or
4. In person:	Attend our Annual Meeting, where ballots will be provided.

If you vote by telephone or Internet, you should have your proxy card or Notice of Internet Availability of Proxy Materials, or E-Proxy Notice, in hand when you call or go to the proxy vote website. If you hold your shares through a bank or broker that does not offer telephone or Internet voting, please complete and return your proxy card by mail.

When must I submit my vote by Internet or by phone?

If you vote by Internet or by phone, you must transmit your vote by 10:59 p.m., Central Time, on May 4, 2017.

If I hold shares through an ITW Savings and Investment 401(k) Plan, when must I submit my vote?

Shares held through an ITW 401(k) plan must be voted by 10:59 p.m., Central Time, on May 2, 2017 in order to be tabulated in time for the meeting.

How does discretionary voting authority apply?

Stockholders of Record. If you are a stockholder of record and you vote by proxy, the individuals named on the proxy card (your proxies) will vote your shares in the manner you indicate. If your proxy card does not indicate how you want to vote, your proxy will be voted as follows:

“FOR” the election of each director nominee;

“FOR” the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2017;

“FOR” the approval of ITW’s executive compensation;

For a “ONE-YEAR” frequency of the advisory vote on executive compensation;

“AGAINST” the non-binding stockholder proposal to permit stockholders to act by written consent; and

“FOR” or “AGAINST” any other properly raised matter at the discretion of Susan Crown, James A. Skinner and Pamela B. Strobel, or any one of them.

Beneficial Owners. If your shares are held in a brokerage account or by a nominee and you do not provide your broker or nominee with voting instructions, the broker or nominee may represent your shares at the meeting for purposes of obtaining a quorum, but it may not exercise discretion to vote your shares at the meeting unless the proposal is considered a routine matter. The only matter being proposed for stockholder vote at the 2017 Annual Meeting that is considered a routine matter is the proposal to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2017. As a result, in the absence of voting instructions from you, your broker or nominee will not have discretion to vote on any other matter to be voted on at the Annual Meeting. If you are a beneficial owner, it is important that you provide instructions to your bank, broker or other holder of record so that your vote is counted.

May I revoke my proxy?

You may revoke your proxy at any time before it is voted at our Annual Meeting in one of four ways:

1.    Notify our Secretary in writing before our Annual Meeting that you wish to revoke your proxy;

2.    Submit another proxy with a later date;

3.    Vote by telephone or Internet after you have given your proxy; or

4.    Vote in person at our Annual Meeting.

Why didn’t I receive a paper copy of the proxy statement and annual report?

Unless our stockholders have requested paper copies, we are furnishing proxy materials through the Internet. If you received a Notice of Internet Availability of Proxy Materials (E-Proxy Notice) by mail or electronically, you will not receive a printed copy of the proxy materials unless you specifically request one. Instead, the E-Proxy Notice provides instructions on how you may access and review our proxy materials online. The E-Proxy Notice also instructs you on how you may submit your proxy via the Internet. If you received the E-Proxy Notice and would still like to receive a printed copy of our proxy materials without charge, you should follow the instructions for requesting such materials included in the E-Proxy Notice.

I have received paper copies—how do I receive future proxy materials electronically?

To sign up to receive stockholder communications electronically, follow the instructions on your proxy card or E-Proxy Notice under “Vote by Internet.” You will need the 16-digit number that is printed in the box marked by the arrow à, which appears on your proxy card or E-Proxy notice. This 16-digit number is sometimes called the control number. In order to receive the communications electronically, you must have an e-mail account and access to the Internet. If you own your shares through a broker or other nominee, you may contact them directly to request electronic access. Your consent to electronic access will be effective until you revoke it. You may revoke your consent by going to www.proxyvote.com and using the 16-digit number that is printed in the box marked by the arrow à to complete the revocation.

What does it mean if I receive more than one E-Proxy Notice or set of proxy materials?

Your shares are likely registered differently or are in more than one account. For each notice, proxy and/or voting instruction card or e-mail notification you receive that has a 16-digit number, you must vote separately to ensure that all shares you own are voted.

What constitutes a quorum?

The presence, in person or by proxy, of the holders of a majority of ITW shares entitled to vote at our Annual Meeting constitutes a quorum. Your shares will be considered part of the quorum if you return a signed and dated proxy card or if you vote by telephone or Internet. Abstentions and broker non-votes are counted as “shares present” at the meeting for purposes of determining if a quorum exists. A broker non-vote occurs when your bank, broker or other holder of record holding shares for you as the beneficial owner submits a proxy that does not indicate a vote as to a non-routine proposal because that holder has not received voting instructions from you and, therefore, does not have voting authority for that proposal.

What vote is required to approve each proposal, assuming a quorum is present?

Election of Directors: The number of shares voted “FOR” a director must exceed the number of shares voted “AGAINST” that director to constitute approval by the stockholders.

Ratification of the Appointment of our Independent Registered Public Accounting Firm: The affirmative vote of a majority of the shares present in person or by proxy at the Annual Meeting and entitled to vote will constitute approval by the stockholders.

Advisory (Non-Binding) Vote on ITW’s Executive Compensation: The affirmative vote of a majority of the shares present in person or by proxy at the Annual Meeting and entitled to vote will constitute approval by the stockholders.

Advisory (Non-Binding) Vote on the Frequency of the Advisory Vote on Executive Compensation: The frequency (i.e., every one, two or three years) receiving the greatest number of votes will be the frequency approved by the stockholders.

Approval of Non-Binding Stockholder Proposal to Permit Stockholders to Act by Written Consent. The affirmative vote of a majority of the shares present in person or by proxy at the Annual Meeting and entitled to vote will constitute approval by the stockholders.

What is the effect of a broker non-vote generally and on each proposal?

A broker non-vote occurs when a broker or other nominee does not receive voting instructions from the beneficial owner and does not have the discretion to direct the voting of the shares. Broker non-votes will be counted for purposes of calculating whether a quorum is present at the Annual Meeting, but they will not be counted for purposes of determining the number of votes present in person or represented by proxy and entitled to vote with respect to a particular proposal. Broker non-votes will not, therefore, impact our ability to obtain a quorum and will have no effect on the election of directors, ratification of the appointment of our Independent Registered Public Accounting Firm, approval of ITW’s executive compensation, say-on-frequency vote, or approval of the non-binding stockholder proposal.

What if I “abstain” from voting?

An abstention on the election of directors or on the frequency of the executive compensation vote will have no effect on the outcome. An abstention on the other proposals will have the effect of a vote against those proposals.

Who pays to prepare, mail and solicit the proxies?

We will pay the cost of solicitation of proxies including preparing, printing and mailing this proxy statement and the E-Proxy Notice. We will also authorize brokers, dealers, banks, voting trustees and other nominees and fiduciaries to forward copies of the proxy materials to the beneficial owners of ITW common stock. Upon request, we will reimburse them for their reasonable expenses. Also, for a fee of $23,000 plus approved out-of-pocket expenses, Alliance Advisors, LLC assisted us with our shareholder engagement process and may assist us in soliciting proxies. In addition, our officers, directors and employees may solicit proxies in person, by mail, by telephone or otherwise.

Submitting Proxy Proposals and Director Nominations for the 2018 Annual Meeting

How do I submit a stockholder proposal for the 2018 Annual Meeting?

To be considered for inclusion in our proxy statement for our May 2018 Annual Meeting, a stockholder proposal must be received no later than November 24, 2017. Your proposal must be in writing and must comply with the proxy rules of the Securities and Exchange Commission, or SEC. You should send your proposal to our Secretary at our address on the Notice of Annual Meeting of Stockholders immediately following the cover of this proxy statement.

You also may submit a proposal that you do not want included in the proxy statement, but that you want to raise at our May 2018 Annual Meeting. We must receive your proposal in writing on or after January 5, 2018, but no later than February 4, 2018. As detailed in the advance notice procedures described in our by-laws, for a proposal other than the nomination of a director to be properly brought before an annual meeting, your notice of proposal must include: (1) your name and address, as well as the name and address of the beneficial owner of the shares, if any; (2) the number of shares of ITW stock owned beneficially and of record by you and any beneficial owner as of the date of the notice (which information must be supplemented as of the record date); (3) a description of certain agreements, arrangements or understandings entered into by you or any beneficial owner with respect to the shares (which information must be supplemented as of the record date) or the business proposed to be brought before the meeting; (4) any other information regarding you or any beneficial owner that would be required under the SEC’s proxy rules and regulations; and (5) a brief description of the business you propose to be brought before the meeting, the reasons for conducting that business at the meeting, and any material interest that you or any beneficial owner has in that business.

Does ITW allow stockholders to have proxy access for the nomination of directors?

Yes. On December 11, 2015, the board adopted proxy access bylaw provisions to permit stockholders to include nominees in the Company’s proxy statement and form of proxy. See “How do I use proxy access to nominate a director candidate to be included in ITW’s 2018 Proxy Statement?” below.

How do I use proxy access to nominate a director candidate to be included in ITW’s 2018 Proxy Statement?

Any stockholder or group of up to 20 stockholders meeting our continuous ownership requirement of 3% or more of our common stock for at least 3 years, who wishes to nominate a candidate or candidates for election in connection with our 2018 Annual Meeting and require us to include such nominees in our proxy statement and form of proxy, must submit such nomination and request so that it is received by our Secretary on or after January 5, 2018 but no later than February 4, 2018. The number of candidates that may be so nominated is limited to the greater of two or the largest whole number that does not exceed 25% of the Board. Recallable loaned shares count as owned for purposes of meeting the continuous ownership requirement, but each stockholder in the requesting group must have full voting and investment rights as well as economic interest in their shares at the time of nomination, record date and meeting date. Two or more investment funds that are part of the same family of funds or sponsored by the same employer will count as one stockholder for purposes of determining the size of the group. All proxy access nominations must be accompanied by information about the nominating stockholders as well as the nominees and meet the requirements as specified in Article II, Section 12 of our by-laws, which include but are not limited to the information specified under “How do I nominate a director candidate who would not be included in ITW’s Proxy Statement?” below.

How do I nominate a director candidate who would not be included in ITW’s Proxy Statement?

If you wish to nominate an individual for election as a director at our May 2018 Annual Meeting, our Secretary must receive your written nomination on or after January 5, 2018, but no later than February 4, 2018. As detailed in the advance notice procedures described in our by-laws, for a nomination to be properly brought before an annual meeting, your notice of nomination must include: (1) your name and address, as well as the name and address of the beneficial owner of the shares, if any; (2) the number of shares of ITW stock owned beneficially and of record by you and any beneficial owner as of the date of the notice (which information must be supplemented as of the record date); (3) a description of certain agreements, arrangements or understandings entered into by you or any beneficial owner with respect to the shares (which information must be supplemented as of the record date); (4) the name, age and home and business addresses of the nominee; (5) the principal occupation or employment of the nominee; (6) the number of shares of ITW stock that the nominee beneficially owns; (7) a statement that the nominee is willing to be nominated and serve as a director; (8) a statement as to whether the nominee, if elected, intends to tender his or her resignation in accordance with our Corporate Governance Guidelines; (9) an undertaking to provide any other information required to determine the eligibility of the nominee to serve as an independent director or that could be material to stockholders’ understanding of the nominee’s independence; and (10) any other information regarding you, any beneficial owner or the nominee that would be required under the SEC’s proxy rules and regulations had our Board of Directors nominated the individual. Any nomination that you make must be approved by our Corporate Governance and Nominating Committee, as well as by our Board of Directors. The process for the selection of director candidates is described under “Proposal 1 — Election of Directors — Corporate Governance Policies and Practices — Director Candidate Selection Process.”

APPENDIX A

CATEGORICAL STANDARDS FOR DIRECTOR INDEPENDENCE

I.   Introduction

To be considered independent, a director of the Company must meet all of the following Categorical Standards for Director Independence. In addition, a director who is a member of the Company’s Audit Committee must meet the heightened criteria set forth below in Section IV to be considered independent for the purposes of membership on the Audit Committee. The Board of Directors must also consider the factors described in Section V for any director who is a member of the Compensation Committee. These categorical standards may be amended from time to time by the Company’s Board of Directors.

Directors who do not meet these categorical standards for independence can also make valuable contributions to the Company and its Board of Directors by reason of their knowledge and experience.

In addition, if a director meets the standards set forth below, a director will not be considered independent unless the Board of Directors of the Company affirmatively determines that the director has no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company). In making its determination, the Board of Directors shall broadly consider all relevant facts and circumstances. Material relationships can include commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships, among others. For this purpose, the Board does not need to reconsider relationships of the type described in Section III below if such relationships do not bar a determination of independence in accordance with Section III below.

II.   Definitions

An “immediate family member” includes a person’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than domestic employees) who shares such person’s home. When considering the application of the three-year period referred to in each of paragraphs III.1 through III.5 below, the Company need not consider individuals who are no longer immediate family members as a result of legal separation or divorce, or those who have died or become incapacitated.

The “Company” includes any subsidiary in its consolidated group.

III.    Standards for Directors

The following standards have been established to determine whether a director of the Company is independent:

1.	A director who is an employee, or whose immediate family member is an executive officer, of the Company is not independent until three years after the end of such employment relationship. Employment as an interim Chairman or CEO shall not disqualify a director from being considered independent following that employment.

2.

A director who receives, or whose immediate family member receives, more than $120,000 during any twelve-month period in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), is not independent until three years after he or she ceases to receive more than $120,000 during any twelve-month period in such compensation. Compensation received by a director for former service as an interim Chairman or CEO need not be considered in determining independence under this test. Compensation received by an immediate family member for service as a non-executive employee of the Company need not be considered in determining independence under this test.

3.	A director who is a current partner or employee of a firm that is the Company’s internal or external auditor, or whose immediate family member is a current partner of such a firm, is not independent. A director who is or was, or whose immediate family member is or was, a partner or employee of such a firm and personally worked on the Company’s audit within the last three years is not independent.

4.	A director who is employed, or whose immediate family member is employed, as an executive officer of another company where any of the Company’s present executives serve on that company’s compensation committee is not independent until three years after the end of such service or the employment relationship.

5.	A director who is an executive officer or an employee, or whose immediate family member is an executive officer, of a company that makes payments to, or receives payments from, the Company for property or services in an amount which, in any single fiscal year, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues, is not independent until three years after falling below such threshold.[1]

6.	Stock ownership in the Company by directors is encouraged and the ownership of a significant amount of stock, by itself, does not bar a director from being independent.

IV.   Standards for Audit Committee Members

In addition to satisfying the criteria set forth in Section III above, directors who are members of the Company’s Audit Committee will not be considered independent for purposes of membership on the Audit Committee unless they satisfy the following criteria:

1.	A director who is a member of the Audit Committee may not, other than in his or her capacity as a member of the Audit Committee, the Board of Directors, or any other Board committee, accept directly or indirectly any consulting, advisory, or other compensatory fee from the Company, provided that, unless the rules of the New York Stock Exchange provide otherwise, compensatory fees do not include the receipt of fixed amounts of compensation under a retirement plan (including deferred compensation) for prior service with the Company (provided that such compensation is not contingent in any way on continued service).

2.	A director, who is a member of the Audit Committee may not, other than in his or her capacity as a member of the Audit Committee, the Board of Directors, or any other Board committee, be an affiliated person of the Company.

3.	If an Audit Committee member simultaneously serves on the audit committees of more than three public companies, the Board must determine that such simultaneous service would not impair the ability of such member to effectively serve on the Company’s Audit Committee.

[1]	In applying this test, both the payments and the consolidated gross revenues to be measured shall be those reported in the last completed fiscal year. The look-back provision for this test applies solely to the financial relationship between the Company and the director or immediate family member’s current employer; the Company need not consider former employment of the director or immediate family member. Charitable organizations shall not be considered “companies” for purposes of this test, provided however that the Company shall disclose in its annual proxy statement any charitable contributions made by the Company to any charitable organization in which a director serves as an executive officer if, within the preceding three years, contributions in any single fiscal year exceeded the greater of $1 million, or 2% of such charitable organization’s consolidated gross revenues.

V.   Standards for Compensation Committee Members

In addition to satisfying the criteria set forth in Section III above, in determining the independence of directors who are members of the Company’s Compensation Committee, the Board will consider all factors relevant to determining whether a director has a relationship to the Company that is material to that director’s ability to be independent from management in connection with the duties of a Compensation Committee member, including but not limited to:

1.	the source of compensation of the director, including any consulting, advisory or other compensatory fee paid by the Company to the director; and

2.	whether the director is affiliated with the Company, a subsidiary of the Company or an affiliate of a subsidiary of the Company.

APPENDIX B

GAAP TO NON-GAAP RECONCILIATIONS

Adjusted After-Tax Return on Average Invested Capital (Unaudited)

The Company uses adjusted after-tax return on average invested capital (“ROIC”) to measure the effectiveness of its operations’ use of invested capital to generate profits. ROIC is a non-GAAP financial measure that the Company believes is a meaningful metric to investors in evaluating the Company’s financial performance and may be different than the method used by other companies to calculate ROIC. To improve comparability of adjusted ROIC in the periods presented, after-tax operating income for 2012 excludes the operating income of the former Decorative Surfaces segment. Adjusted average invested capital represents the net assets of the Company, excluding cash and equivalents and outstanding debt, which are excluded as they do not represent capital investment in the Company’s operations, as well as the Company’s net investment in the former Industrial Packaging segment and the equity investment in the Wilsonart business (formerly the Decorative Surfaces segment). Average invested capital is calculated using balances at the start of the period and at the end of each quarter. The following table shows the calculation of ROIC for the years ended December 31, 2016, 2015, 2014 and 2012:

Dollars in millions	2016	2015	2014	2012
Operating income	$3,064	$2,867	$2,888	$2,475
Adjustment for Decorative Surfaces	—	—	—	(143)

Adjusted operating income	$3,064	$2,867	$2,888	$2,332
Tax rate (as adjusted in 2012)	30.0%	30.1%	30.0%	29.2%
Income taxes	(919)	(864)	(866)	(681)

Operating income after taxes	$2,145	$2,003	$2,022	$1,651

Invested capital:
Trade receivables	$2,357	$2,203	$2,293	$2,742
Inventories	1,076	1,086	1,180	1,585
Net plant and equipment	1,652	1,577	1,686	1,994
Goodwill and intangible assets	6,021	5,999	6,466	7,788
Accounts payable and accrued expenses	(1,713)	(1,585)	(1,799)	(2,068)
Other, net	223	280	427	773

Total invested capital	$9,616	$9,560	$10,253	$12,814

Average invested capital	$9,780	$9,943	$11,215	$13,140
Adjustment for Wilsonart (formerly the Decorative Surfaces segment)	(91)	(123)	(154)	(274)
Adjustment for Industrial Packaging	—	—	(424)	(1,504)

Adjusted average invested capital	$9,689	$9,820	$10,637	$11,362

Adjusted return on average invested capital	22.1%	20.4%	19.0%	14.5%

Improvement since 2012	760 bps

B-1

A reconciliation of the 2012 effective tax rate to the adjusted tax rate excluding the discrete tax charge is as follows:

Dollars in millions	For the Year Ended December 31, 2012
	Income Taxes	Tax Rate
As reported	$973	30.3%
Discrete tax charge	(36)	(1.1)

As adjusted	$937	29.2%

Free Cash Flow Conversion (Unaudited)

The Company uses free cash flow to measure cash flow generated by operations that is available for dividends, share repurchases, acquisitions and debt repayment. The Company believes this non-GAAP financial measure is useful to investors in evaluating the Company’s financial performance and measures the Company’s ability to generate cash internally to fund Company initiatives. Free cash flow represents net cash provided by operating activities less additions to plant and equipment. Free cash flow is a measurement that is not the same as net cash flow from operating activities per the statement of cash flows and may not be consistent with similarly titled measures used by other companies. The following table shows free cash flow as a percent of net income as of December 31, 2016:

Dollars in millions	2016
Net cash provided by operating activities	$2,302
Less: Additions to plant and equipment	(273)

Free cash flow	$2,029

Net income	$2,035

Free cash flow to net income conversion rate	100%

2012 Adjusted Income Per Share from Continuing Operations - Diluted (Unaudited)

For the Year Ended December 31, 2012
As reported	$4.72
Decorative Surfaces net gain	1.34
Decorative Surfaces equity interest	(0.04)
Decorative Surfaces operating results	0.21

As adjusted for the Decorative Surfaces business	$3.21

B-2

ILLINOIS TOOL WORKS INC.

ATTN: SHAREHOLDER RELATIONS

155 HARLEM AVENUE

GLENVIEW, IL 60025

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 10:59 p.m., Central Daylight Time, on May 4, 2017. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 10:59 p.m., Central Daylight Time, on May 4, 2017. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

SHAREHOLDER MEETING REGISTRATION:

Shareholders and proxy holders must register to attend the meeting and obtain a registration confirmation (a “ticket”) in advance. You must bring your ticket to the meeting to gain entrance. To register to attend the meeting, go to the “Register for Meeting” link at www.proxyvote.com. Requests for tickets will be filled on a first-come, first-served basis.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E17251-P85570-Z69230-Z69229                     KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ILLINOIS TOOL WORKS INC.

The Board of Directors recommends you vote FOR all nominees:

1. Election of Directors	For	Against	Abstain

1a. Daniel J. Brutto	☐	☐	☐

1b. Susan Crown	☐	☐	☐

1c. James W. Griffith	☐	☐	☐

1d. Jay L. Henderson	☐	☐	☐

1e. Richard H. Lenny	☐	☐	☐

1f. E. Scott Santi	☐	☐	☐

1g. James A. Skinner	☐	☐	☐

1h. David B. Smith, Jr.	☐	☐	☐

1i. Pamela B. Strobel	☐	☐	☐

1j. Kevin M. Warren	☐	☐	☐

1k. Anré D. Williams	☐	☐	☐

For address changes and/or comments, please check this box and write them on the back where indicated.			☐

The Board of Directors recommends you vote FOR the following proposals:		For	Against	Abstain

2.	Ratification of the appointment of Deloitte & Touche LLP as ITW’s independent registered public accounting firm for 2017;	☐	☐	☐

3.	Advisory vote to approve compensation of ITW’s named executive officers;	☐	☐	☐

The Board of Directors recommends you vote for “1 Year” under the following proposal:	1 Year	2 Years	3 Years	Abstain

4.	Advisory vote on the frequency of the advisory vote on compensation of named executive officers; and ☐	☐	☐	☐

The Board of Directors recommends you vote AGAINST the following proposal:		For	Against	Abstain

5.	A non-binding stockholder proposal, if presented at the meeting, to permit stockholders to act by written consent.	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign by authorized officer and give full title.

Signature [PLEASE SIGN WITHIN BOX]	Date

Signature (Joint Owners)	Date

V.1.1

ILLINOIS TOOL WORKS INC.

ANNUAL MEETING OF STOCKHOLDERS

FRIDAY, MAY 5, 2017

10:00 A.M. CDT

ILLINOIS TOOL WORKS INC.

155 HARLEM AVENUE

GLENVIEW, IL 60025

ENTER THE CAMPUS FROM WAUKEGAN ROAD AT OVERLOOK DRIVE.

SIGNAGE WILL DIRECT YOU TO THE MEETING.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice, Proxy Statement and Annual Report/Form 10-K are available at www.proxyvote.com.

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E17252-P85570-Z69230-Z69229

ILLINOIS TOOL WORKS INC.

ANNUAL MEETING OF STOCKHOLDERS

May 5, 2017

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder of Illinois Tool Works Inc. (“ITW”) hereby appoints Susan Crown, James A. Skinner, and Pamela B. Strobel, or any of them, with full power of substitution, to act as proxies at the Annual Meeting of Stockholders of ITW to be held in Glenview, Illinois on May 5, 2017 with authority to vote as directed by this Proxy Card at the meeting, and any adjournments of the meeting, all shares of common stock of ITW registered in the name of the undersigned. If no direction is made, this proxy will be voted FOR the election of each director nominee under Proposal 1; FOR Proposals 2 and 3; FOR “1 Year” on Proposal 4; AGAINST Proposal 5; and FOR or AGAINST any other properly raised matter at the discretion of the proxies.

If the undersigned is a participant in the ITW Savings and Investment Plan or the ITW Bargaining Savings and Investment Plan, the undersigned is also instructing the trustee of those plans to vote the shares of ITW common stock attributable to the undersigned in such plans as instructed on the reverse side and, in the discretion of the trustee, upon such other business as may come before the meeting, and if no instructions are given, the trustee will vote the shares in the same proportion as the shares for which voting instructions have been received.

Change of Address and/or Comments:

(If you noted a change of address and/or comments above, please mark corresponding box on the reverse side.)

IMPORTANT – THIS PROXY CARD MUST BE SIGNED AND DATED ON THE REVERSE SIDE.

V.1.1